UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material under § 240.14a-12

Paragon Offshore plc
(Name of Registrant as Specified In Its Charter)

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20-22 Bedford Row London WC1R 4JS United Kingdom

NOTICE OF 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 19, 2016

To the shareholders of Paragon Offshore plc:
The annual general meeting of shareholders of Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Company”), will be held on May 19, 2016, at 3:00 p.m., local time, at Claridge’s Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom (the “2016 AGM”).
The items of business proposed by the board of directors of the Company (the “Board”) are to consider and vote on the resolutions below. All resolutions will be proposed as ordinary resolutions.
Ordinary Resolutions

(1)	Election of Director.
That Anthony R. Chase be re-elected as a director of the Company for a one-year term that will expire at the Company’s annual general meeting (the “AGM”) in 2017.

(2)	Election of Director.
That Thomas L. Kelly II be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(3)	Election of Director.
That John P. Reddy be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(4)	Election of Director.
That Randall D. Stilley be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(5)	Election of Director.
That Dean E. Taylor be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(6)	Election of Director.
That William L. Transier be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(7)	Election of Director.
That David W. Wehlmann be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(8)	Election of Director.
That J. Robinson West be re-elected as a director of the Company for a one-year term that will expire at the AGM in 2017.

(9)	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2016.
That the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2016 be ratified.

(10)	Re-appointment of PricewaterhouseCoopers LLP as Statutory Auditor.
That PricewaterhouseCoopers LLP be re-appointed as UK statutory auditors to the Company (to hold office from the conclusion of the 2016 AGM until the conclusion of the next AGM at which accounts are laid before the Company).

(11)	Authorization of Audit Committee to Determine Statutory Auditors’ Compensation.
That the audit committee of the Board be authorized to determine the Company’s UK statutory auditors’ compensation.

(12)	An Advisory Vote on the Company’s Executive Compensation.
That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2016 AGM pursuant to the executive compensation disclosure rules promulgated by the U.S. Securities and Exchange Commission, be approved on a non-binding advisory basis.

Please refer to the proxy statement being delivered with this notice for detailed information on each of the above resolutions and further information regarding the 2016 AGM.
Organizational Matters
A copy of the proxy materials, including a proxy card, will be made generally available via the Company’s website at www.paragonoffshore.com/2016proxystatement and be sent to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare Trust Company, N.A., as agent (the “Company’s Share Register”) as of the close of business, U.S. Eastern time, on March 28, 2016. Such shareholders are referred to herein as the “shareholders of record.” Shareholders who are not registered in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 28, 2016 will not be entitled to attend, vote or grant proxies to vote at the 2016 AGM. Any changes to the Company’s Share Register after March 28, 2016 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.
Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 28, 2016 have the right to notice of and to attend the 2016 AGM and vote their shares, or are entitled to appoint a proxy to exercise all or any of his/her rights to attend and speak and vote on his/her behalf by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to close of business, U.S. Eastern time, on May 18, 2016 to:
Paragon Offshore plc
c/o MacKenzie Partners, Inc.
Corporate Election Services
P.O. Box 3230
Pittsburgh, PA 15230-9404
A proxy need not to be a shareholder of the Company. A shareholder of record may appoint more than one proxy in relation to the 2016 AGM, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder.
Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 28, 2016 and who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Where shareholders of record with voting rights who have timely submitted a properly executed proxy card and have not specifically indicated how they want their shares to be voted, the persons designated as their proxies will vote such shares in the manner recommended by the Board.
If any other matters are properly presented at the 2016 AGM for consideration (including any motion to adjourn the 2016 AGM), the proxy will vote on these matters in the manner recommended by the Board.
Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the 2016 AGM must obtain a valid proxy from the organization that holds their shares.
Please note that shareholders of record or their duly appointed proxies attending the 2016 AGM in person are required to show their proxy card and proper identification on the day of the 2016 AGM. In order to determine attendance correctly, any shareholder of record or proxy leaving the 2016 AGM early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

Annual Report and Accounts
During the 2016 AGM, our Board will present our U.K. statutory accounts, the U.K. statutory directors’ report, the U.K. statutory strategic report and the U.K. statutory auditors’ report for the year ended December 31, 2015 (collectively, the “Annual Report and Accounts”). Our Board will also provide an opportunity for shareholders of record at the 2016 AGM to raise questions in relation to the Annual Report and Accounts. Copies of these materials may be obtained without charge by contacting Investor Relations at our offices at 3151 Briarpark Drive, Suite 700, Houston, Texas 77042, United States of America.
Following the publication of Financial Reporting Standard (“FRS”) 100 - Application of Financial Reporting Requirements by the Financial Reporting Council, the Board considers that it is in the best interests of the group for Paragon Offshore plc to adopt FRS 102 - Reduced Disclosure Framework for its U.K. statutory accounts for the year ended December 31, 2016. These disclosures only impact the parent company financial statements and are therefore not considered prejudicial to the interests of the shareholders.  A shareholder or shareholders holding in aggregate 5% or more of the total allotted shares in Paragon Offshore plc may serve objections to the use of the disclosure exemptions on Paragon Offshore plc, in writing, to its registered office not later than August 31, 2016.
Your vote is important. All shareholders of record or their proxies are cordially invited to attend the 2016 AGM. We urge you, whether or not you plan to attend the 2016 AGM, to submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board

Todd D. Strickler Corporate Secretary
3151 Briarpark Drive Suite 700 Houston, Texas 77042 United States of America April 8, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 19, 2016.
Our proxy statement, 2015 Annual Report and the Annual Report and Accounts are available at
www.paragonoffshore.com/2016proxystatement
A hard copy of the notice of the 2016 AGM, the proxy statement, the glossy annual report to shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, and the Annual Report and Accounts (the “2015 Annual Report”), and related materials (collectively, the “proxy materials”) will be sent to each shareholder of record. In addition, we are making the proxy materials available to all shareholders on the company’s website (www.paragonoffshore.com/2016proxystatement). Accordingly, we will deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders other than those shareholders of record in lieu of a paper copy of the proxy materials. On April 8, 2016, we will start mailing the proxy materials to our shareholders of record and will post our proxy materials on the website referenced in the Notice (www.paragonoffshore.com/2016proxystatement).
The Notice will instruct you as to how you may access and review the information on the above referenced website. Alternatively, you may order a paper copy of the proxy materials at no charge by following the instructions provided in the Notice.
If you are a beneficial owner, you should consult the instructions provided by your broker, bank or other nominee with respect to how you receive your proxy materials.

PARAGON OFFSHORE plc 20-22 Bedford Row London WC1R 4JS United Kingdom

PROXY STATEMENT

For Annual General Meeting of Shareholders To Be Held on May 19, 2016

TABLE OF CONTENTS

SECTION	PAGE
General	1
Background of the Company	1
Proxies and Voting Instructions	1
Quorum	2
Votes Required	2
RESOLUTIONS 1-8: Election of Directors	4
Additional Information Regarding the Board of Directors	7
Policies and Procedures Relating to Transactions with Related Persons	11
Security Ownership of Certain Beneficial Owners and Management	12
Executive Compensation	13
Compensation Committee Report	24
Summary Compensation Table	25
Potential Payments on Termination or Change of Control	30
Director Compensation	34
Equity Compensation Plan Information	35
Section 16(a) Beneficial Ownership Reporting Compliance	36
Report of the Audit Committee	37
Auditors	38
RESOLUTIONS 9-11: Ratification of Appointment of Pricewaterhouse Coopers LLP (US) as Independent Registered Public Accounting Firm, Appointment of Pricewaterhouse Coopers LLP (UK) as UK Statutory Auditor and Authorization of Audit Committee to Determine UK Statutory Auditor's Compensation	39
RESOLUTION 12: Approval by Advisory Vote of the Company's Executive Compensation	40
Other Matters	41
Shareholder Proposals	41
Solicitation of Proxies	41
Additional Information About the Company	41

GENERAL
This proxy statement is furnished to shareholders of Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the solicitation by the Company’s board of directors (“Board”) of proxies for use at the Company’s annual general meeting of shareholders (“AGM”) to be held on May 19, 2016 at 3:00 p.m., local time, at Claridge’s Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom (the “2016 AGM”), and for the purposes set forth in the accompanying notice. The approximate date of first mailing of this proxy statement and the accompanying proxy card is April 8, 2016.
The Company
We are a global provider of offshore drilling rigs. Our operated fleet includes 34 jackups (including two high specification heavy duty/harsh environment jackups), four drillships and two semisubmersibles. We refer to our semisubmersibles and drillships collectively as “floaters.” Our primary business is contracting our rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for our exploration and production customers on a dayrate basis around the world. References to “we,” “us” or “our” refer to the Company together with its subsidiaries, unless the context indicates otherwise.
We operate our geographically diverse fleet with well-established customer relationships. We operate in significant hydrocarbon-producing geographies throughout the world, including Brazil, the North Sea, West Africa, the Middle East, and India. As of December 31, 2015, our contract backlog was $1.0 billion and included contracts with leading national, international and independent oil and gas companies.
We are a public limited company registered under the UK Companies Act 2006 . In July 2014, Noble Corporation plc (“Noble”) transferred to us the assets and liabilities (the “Separation”) constituting most of Noble’s standard specification drilling units and related assets, liabilities and business. On August 1, 2014, Noble made a pro rata distribution to its shareholders of all of our issued and outstanding ordinary shares (the “Distribution” and, collectively with the Separation, the “Spin-Off”). In connection with the Distribution, Noble shareholders received one ordinary share of the Company for every three ordinary shares of Noble owned.
Proxies and Voting Instructions
A proxy card is being sent with this proxy statement to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare Trust Company, N.A., (the “Company’s Share Register”) as of the close of business, U.S. Eastern time, on March 28, 2016. Such shareholders are referred to herein as the “shareholders of record.” If you are registered as a shareholder in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 28, 2016, you may grant a proxy to vote on each of the resolutions described in this proxy statement at the 2016 AGM by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the close of business, U.S. Eastern time, on May 18, 2016 to:
Paragon Offshore plc
c/o MacKenzie Partners, Inc.
Corporate Election Services
P.O. Box 3230
Pittsburgh, PA 15230-9404
Please sign, date and mail your proxy card in the envelope provided.
If you hold your shares in the name of a bank, broker or other nominee, your shares are held in “street name” and you are considered the “beneficial owner.” As a beneficial owner, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, is considered the shareholder of record and has been registered with voting rights in the Company’s share register with respect to such shares.
Although the Company is incorporated under the laws of England and Wales, the Company is subject to the U.S. Securities and Exchange Commission (“SEC”) proxy requirements and has not imposed any restrictions on trading of its shares as a condition of voting at the 2016 AGM. In particular, the Company has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.
If you were a shareholder of record with voting rights on March 28, 2016 and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder with voting rights on March 28, 2016 and you have timely submitted a properly executed proxy card and have not specifically indicated your votes, a representative of the Company, as your proxy, will vote your shares in the manner recommended by the Board.

There are no other matters that our Board intends to present, or has received proper notice that others will present, at the Meeting. If any other matters are properly presented at the 2016 AGM for consideration (including any motion to adjourn the 2016 AGM), the proxy will vote on these matters in the manner recommended by our Board.
As a shareholder of record you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our Corporate Secretary at the registered office of the Company before the commencement of the 2016 AGM;

•	attending the 2016 AGM and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary at or before the 2016 AGM at the registered office of the Company.
If you as a shareholder of record attend the 2016 AGM in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the 2016 AGM, this will not affect any vote taken prior to such revocation. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your bank, broker or other nominee.
Any corporation which is a shareholder of record of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at the 2016 AGM and the person so authorized shall (on production of a copy of such resolution at the 2016 AGM) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of the Company.
Quorum
The presence of shareholders of record of the Company, in person (which in the case of a corporate shareholder shall include being present by a representative) or by proxy, together representing at least the majority of the total voting rights of all shareholders of record of the Company entitled to vote at the 2016 AGM will constitute a quorum for purposes of all resolutions. For all resolutions, the presence of shareholders of record of the Company in person or by proxy will be counted at the time when the 2016 AGM proceeds to business, and abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present. “Broker non-votes” are shares held by brokers or nominees for which specific voting instructions have not been received from the beneficial owners or persons entitled to vote such shares. Brokers have the authority to vote shares on routine matters for which their customers do not provide voting instructions. When a matter is not routine and the broker has not received voting instructions from the beneficial owner, the broker cannot vote the shares on that matter. The ratification of the appointment of independent auditors is considered the only “routine” matter. Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.
Votes Required
Subject to disenfranchisement in accordance with applicable law and/or the Company’s articles of association (the “Articles of Association”), each of the resolutions shall be decided on a poll in accordance with the Articles of Association whereby each shareholder of record present in person or by proxy or by representative (in the case of a corporate shareholder) is entitled to one vote for every share held.
Approval of each of the following resolutions requires the affirmative vote of a simple majority of the votes cast on such resolution at the 2016 AGM in person or by proxy:

•	the proposal to re-elect the directors named in the proxy statement (Resolutions 1 - 8);

•	the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2016 (Resolution 9);

•	the proposal to re-appoint PricewaterhouseCoopers LLP as UK statutory auditors to the Company for a one year term (Resolution 10);

•	the proposal to authorize the audit committee of the Board to determine the Company’s UK statutory auditors’ compensation (Resolution 11); and

•	the non-binding advisory vote on the compensation of the Company’s named executive officers (Resolution 12).
With respect to the non-binding advisory vote on Resolution 12, the result of the vote will not require the Board to take any action. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes on such non-binding resolution. Accordingly, the Board will review and consider the voting result on such resolution.
Abstentions and “broker non-votes” will have no effect on any of the resolutions.

Record Date
Only shareholders on the Company’s Share Register as of the close of business, U.S. Eastern time, on March 28, 2016 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the 2016 AGM. Any changes to the Company’s Share Register after March 28, 2016 shall be disregarded in determining the rights of any person to attend or vote at the 2016 AGM.

RESOLUTIONS 1 - 8

ELECTION OF DIRECTORS
Our Articles of Association currently provide that our Board will consist of a minimum of two (2) and a maximum of nine (9) directors and that the term of office for each director is until his or her successor is elected at our next AGM or his or her death, resignation or removal, whichever is earliest to occur. Pursuant to our Articles of Association, the number of directors may be fixed within the foregoing limits from time to time by resolution of our Board. Our Board has resolved therefore that the number of directors on the Board be fixed at eight (8) members. The nominating and corporate governance committee of our Board has recommended each of Messrs. Chase, Kelly, Reddy, Stilley, Taylor, Transier, Wehlmann and West for re-election as directors of the Company. If elected, each director nominee will serve a one-year term to expire at the next AGM.
The individuals nominated for re-election at the 2016 AGM will be elected by a simple majority of the votes cast on each resolution for each director nominee at the 2016 AGM in person or by proxy.
Recommendation
Our Board unanimously recommends that you vote FOR the re-election of each of Messrs. Chase, Kelly, Reddy, Stilley, Taylor, Transier, Wehlmann and West, each for a one year term that will expire at the next AGM.
Information about the individuals nominated for election at the 2016 AGM is presented below. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee consider an individual candidate’s experience as well as the collective experiences of the members of our Board taken as a whole. The members of our Board, including the individuals nominated for election, have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance and legal experience, extensive senior management experience in the energy industry, including oil and gas and offshore drilling, and experience as directors of other public companies. Certain members also possess valuable historical knowledge of the Company and our industry by virtue of their previous service on our Board.
NOMINEES

Anthony R. Chase, age 61, director since 2014
Mr. Chase has served as a member of our Board since the Spin Off in 2014. Since 2006, Mr. Chase has served as the Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm, which is ranked among the nation’s largest minority-owned companies. Mr. Chase also is a tenured Professor of Law at the University of Houston. He currently serves on the board of Anadarko Petroleum Corporation and has recently served on the boards of Western Gas Partners, LP, the Cornell Companies and Leap Wireless International, Inc. Mr. Chase is also on the board of directors of several non-profit companies. Mr. Chase brings to our board of directors unique experience as a successful and widely respected business leader, entrepreneur and legal scholar, significant experience with strategic transactions and public and private company board service.

Thomas L. Kelly II, age 57, director since 2014
Mr. Kelly has served as a member of our Board since the Spin Off in 2014. He is a co-founder and has been a general partner of CHB Capital Partners, a private equity fund that provides capital and expertise to closely-held businesses since 1994. Mr. Kelly currently serves on the boards of numerous private companies and has served on the board of Ensco plc. Mr. Kelly brings to our board of directors extensive experience as a general partner in the private equity industry, considerable expertise in corporate finance and investment management activities and public and private company board service across multiple industries, including the offshore drilling industry.

John P. Reddy, age 63, director since 2014
Mr. Reddy has served as a member of our Board since the Spin Off in 2014. Since 2009, Mr. Reddy has served as the Chief Financial Officer of Spectra Energy Corporation, an owner and operator of pipeline and midstream energy assets. Prior to that, he served as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation and in various financial roles with Pacific Enterprises Corporation. Mr. Reddy currently also serves on the board of directors of DCP Midstream, LLC. Mr. Reddy brings to our board of directors experience and knowledge gained as an executive officer in the energy industry, as well as extensive accounting and financial expertise.

Randall D. Stilley, age 62, director since 2014
Mr. Stilley serves as our President and Chief Executive Officer and has served as a member of our Board since the Spin Off in 2014. He served as Executive Vice President of Noble from February 2014 and until completion of the Spin-Off. From May 2011 to February 2014, Mr. Stilley served as an independent business consultant and managed private investments. Mr. Stilley previously served as President and Chief Executive Officer of Seahawk Drilling, Inc. from August 2009 to May 2011 and Chief Executive Officer of the mat-supported jackup rig business at Pride International Inc. from September 2008 to August 2009. Seahawk Drilling filed for reorganization under Chapter 11 of the United States Bankruptcy Code in 2011. From October 2004 to June 2008, Mr. Stilley served as President and Chief Executive Officer of Hercules Offshore, Inc. Prior to that, Mr. Stilley was Chief Executive Officer of Seitel, Inc., an oilfield services company, President of the Oilfield Services Division at Weatherford International, Inc., and served in a variety of positions at Halliburton Company. He is a registered professional engineer in the State of Texas and a member of the Society of Petroleum Engineers. Mr. Stilley holds a Bachelor of Science degree in Aerospace Engineering from the University of Texas at Austin. Mr. Stilley brings to our board of directors extensive experience as an executive in the offshore contract drilling industry, particularly with respect to the standard specification offshore drilling market.

Dean E. Taylor, age 67, director since 2014
Mr. Taylor has served as a member of our Board since the Spin Off in 2014. Mr. Taylor is currently a private investor. From 1978 until 2014, Mr. Taylor served in various roles with Tidewater, a global provider of offshore service vessels to the energy industry, including as Chief Executive Officer and President and Chairman of the board. Mr. Taylor also serves on the board of Trican Well Service Ltd. and previously served as on the board of Whitney Holding Corporation. Mr. Taylor brings to our board of directors broad experience as an executive officer in the offshore energy industry and public company board experience.

William L. Transier, age 61, director since 2014
Mr. Transier has served as a member of our Board since the Spin Off in 2014. He is the founder and currently serves as Chief Executive Officer of Transier Advisors, LLC, an independent advisory firm providing services to energy companies in stressed operational situations, turnaround, restructuring or in need of interim executive leadership since 2015. Prior to 2015, Mr. Transier co-founded Endeavour International Corporation, an international oil and gas exploration and production company. He served as non-executive Chairman of the Board of Directors from December 2014 until November 2015. He served as Chairman, President and Chief Executive Officer of Endeavour from 2006 until 2014, and as Co-Chief Executive Officer of Endeavour from 2004 to 2006. Endeavour filed for reorganization under Chapter 11 of the United States Bankruptcy Code in 2014. The Chapter 11 case was dismissed in November 2015 by virtue of a structured settlement agreement. Prior to this, Mr. Transier served in various roles including Executive Vice President and Chief Financial Officer of Ocean Energy, Inc., Executive Vice President and Chief Financial Officer of Seagull Energy Corporation and partner in the audit department of KPMG LLP. He is also currently Lead Independent director of Helix Energy Solutions Group, Inc. and has previously served as Lead Director on the board of Cal Dive International, Inc. Mr. Transier brings to our board of directors experience and knowledge gained as an executive officer for complex international companies in the energy industry, as well as extensive accounting and financial expertise.

David W. Wehlmann, age 57, director since 2014
Mr. Wehlmann has served as a member of our Board since the Spin Off in 2014. Mr. Wehlmann is currently a business consultant and private investor. From 2008 until 2012, Mr. Wehlmann served as Executive Vice President, Investor Relations of Precision Drilling Corporation, a publicly traded oilfield services company, and has previously served as Executive Vice President, Chief Financial Officer and Secretary of Grey Wolf, Inc., and in senior accounting roles with EnerVest Management Company L.C., and Convest Energy Corporation. Mr. Wehlmann currently serves on the boards of Omega Protein Corporation and Xtreme Drilling and Coil Services Corp. Mr. Wehlmann is a certified public accountant. Mr. Wehlmann brings to our board of directors expertise as an executive officer in the oil and gas industry, financial accounting expertise and experience on public company boards and audit committees.

J. Robinson West, age 69, chairman since 2014
Mr. West has served as the chairman of our Board since the Spin Off in 2014. He has served as a Senior Advisor and Resident Affiliate for the Center for Strategic & International Studies, an independent bi-partisan research institute specializing in foreign policy and defense issues and international economies, since October 2013. Mr. West was the founder, Chairman and Chief Executive Officer of PFC Energy, Inc., a Washington, D.C.-based consulting firm serving oil and gas companies and governments with 14 offices around the world, and served in that role from 1984 to 2013. Before founding PFC, Mr. West served in the Reagan Administration as Assistant Secretary of the Interior for Policy, Budget, and Administration (1981-83), with responsibility for U.S. offshore oil policy. Mr. West currently serves on the boards of Repsol S.A. and Magellan Petroleum Corporation and has recently served on the board of Key Energy Services, Inc. and Cheniere Energy, Inc. Mr. West brings to our board of directors extensive experience as a consultant to companies in the international oil and gas industries, U.S. government service related to energy policy matters, and broad knowledge of board leadership and corporate governance.

None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments or for which our non-management directors served as directors during the past five years is a parent, subsidiary or other affiliate of the Company.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS
Board Independence
Our corporate governance guidelines (regardless of whether our shares are listed on The New York Stock Exchange (the “NYSE”)) require that a majority of our Board and each of the audit, compensation, finance and risk management, and nominating and corporate governance committees of the Board be composed of individuals who qualify as independent as defined by the NYSE’s corporate governance rules. In addition, the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) imposes additional requirements regarding the independence of the members of our Board and the Board’s committees. Our Board has determined that (a) each of Messrs. Chase, Kelly, Reddy, Taylor, Transier, Wehlmann and West qualifies as an “independent” director under the NYSE corporate governance rules, (b) each of Messrs. Kelly, Reddy and Wehlmann, constituting all the members of the audit committee of the Board, qualifies as “independent” under Rule 10A-3 of the Exchange Act, and (c) each of Messrs. Kelly, Taylor and Transier, constituting all the members of the compensation committee of the Board, qualifies as both (i) “independent” under Rule 10C-1(b)(1) under the Exchange Act, and the applicable rules of the NYSE and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Independent non-management directors comprise in full the membership of each committee described below under “Board Committees and Meetings.”
In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company. In accordance with NYSE rules, the Company’s corporate governance guidelines provide that a director will not be independent if, within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was an executive officer of the Company;

•
the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•
the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or an immediate family member of the director was employed by a present or former internal or external auditor of the Company and personally worked on the Company’s audit;

•
the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee at the same time; or

•
the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company:

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;

•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.
For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of our website at www.paragonoffshore.com.
In addition, in order to determine the independence under the NYSE rules of any director who will serve on the compensation committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

•	whether such director is affiliated with the Company, one of our subsidiaries or an affiliate of one of our subsidiaries.

 Board Committees and Meetings and Other Governance Matters
The Company has standing audit, compensation, finance and risk management, and nominating and corporate governance committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.paragonoffshore.com and are available in print to any shareholders who request them.
The current members of the committees, number of meetings held by each committee during 2015, and a description of the functions performed by each committee are set forth below:
Audit Committee (11 meetings). The current members of the audit committee are Mr. Wehlmann (chairman), Mr. Kelly and Mr. Reddy. The primary responsibilities of the audit committee are the appointment, compensation, retention and oversight of the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in this proxy statement, and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors (including both our independent registered public accounting firm and our statutory auditors); and performance of the Company’s independent auditors and internal auditors. Our Board has determined that each of Messrs. Wehlmann, Kelly and Reddy is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2015 begins on page 37 of this proxy statement.
Compensation Committee (11 meetings). The current members of the compensation committee are Mr. Transier (chairman), Mr. Kelly and Mr. Taylor. The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans, and to prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in the Company’s proxy statement for its annual general meeting of shareholders. The compensation committee’s report relating to 2015 appears on page 24 of this proxy statement.
Finance and Risk Management Committee (11 meetings). The current members of the finance and risk management committee are Mr. Reddy (chairman), Mr. Chase, Mr. Kelly and Mr. Transier. The primary responsibilities of the finance and risk management committee are to discharge our Board’s responsibilities relating to reviewing of the Company’s financial affairs; providing recommendations to the Board regarding dividend, financing and financial policies; reviewing the financial exposure of the Company together with mitigating strategies; reviewing the financial impacts of major transactions such as mergers, acquisitions, reorganizations and divestitures and capital projects; reviewing the systems, processes, organizational structure and people responsible for the finance and risk functions; and assisting the Board in fulfilling its oversight responsibilities with respect to risk management.
Nominating and Corporate Governance Committee (5 meetings). The current members of the nominating and corporate governance committee are Mr. Taylor (chairman), Mr. Chase and Mr. West. The primary responsibilities of the nominating and corporate governance committee are to assist our Board in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; to monitor, develop and recommend to our Board a set of principles, policies and practices relating to corporate governance; and to oversee the process by which our Board, our Chief Executive Officer and executive management are evaluated.
The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to our Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. The nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.
 The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, shareholders of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest, and independence from management and the Company. Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from shareholders of the Company for director nominees for the 2016 AGM.

Under the Company’s policy on director attendance at the AGM, all directors are expected to attend each AGM, and any director who should become unable to attend the AGM is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the 2016 AGM.
In 2015, our Board held 14 meetings. In 2015, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served).
Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chairman and Chief Executive Officer. Our Board believes it is in the best interests of the Company and our shareholders for our Board to have the flexibility to determine the best director to serve as Chairman, whether such director is an independent director or our Chief Executive Officer. At the current time, our Board believes that the Company and our shareholders are best served by maintaining separation between the positions of the Chief Executive Officer and the Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, the Company’s management and operations. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position and the additional commitment that the position of Chairman of the Board requires. The Board believes that having separate positions and having an independent outside director serve as the Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. If the Board selects the Chief Executive Officer to serve as Chairman of the Board, our corporate governance guidelines require the non-employee directors of the Company to elect an individual to serve as lead director to preside at regularly scheduled executive sessions of our Board. The lead director would also be responsible for approving information sent to our Board, including meeting agendas and meeting schedules for our Board, acting as an available conduit for the communication of information from the non-management directors to our Chief Executive Officer and coordinating the development of the Chief Executive Officer’s annual goals and objectives.
Our Board has eight members, all of whom, with the exception of Mr. Stilley, are independent under our corporate governance guidelines and, as required by such guidelines, the NYSE corporate governance rules as described under “Additional Information Regarding the Board of Directors – Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our Chief Executive Officer or any other management present in connection with each regularly scheduled meeting of our Board.
In addition, each of our Board’s standing committees (the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and risk management committee) is composed of independent directors and each has a non-management, independent Board member acting as chair.
To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our Board leadership structure, our corporate governance guidelines provide for annual assessments by Board members of the effectiveness of our Board and of our Board committees on which such members serve.
Consistent with our Articles of Association and corporate governance guidelines, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, our Board generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face.
Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, as described above, our audit committee assists our Board in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Our audit committee also discusses policies with respect to risk assessment and risk management with our management team. Certain risks associated with the performance of our executive management fall within the authority of our nominating and corporate governance committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board nominees, monitoring and developing corporate governance principles and overseeing the process by which our Board is evaluated. Risks associated with retaining executive management fall within the scope of the authority of our compensation committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.
Our finance and risk management committee maintains responsibility for risk oversight that does not specifically fall within the scope of authority of our audit committee. Our finance and risk management committee has the responsibility for confirming the risk tolerance of the Company and monitoring and assessing any potential material risks, or otherwise ensuring management has an effective and ongoing program in place for monitoring and assessing, and, to the extent appropriate, mitigating such risks to be within the risk tolerance of the Company. Risks falling within this area include but are not limited to general business and industry risks, operating risks, financial risks and compliance risks that we face. We have not concentrated within our executive management responsibility for all risk management in a single risk management officer within our executive management, but rather we rely on a management steering committee to administer an enterprise risk management (“ERM”) system that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company. Through the ERM system, the steering committee:

•	monitors the universe of risks that we face;

•	assesses processes and participants for identifying risk;

•	determines the Company’s risk tolerance and approves mitigation strategies and responsibilities;

•	attempts to ensure top risk areas are addressed and managed where possible;

•	works with any committee, Board member or their designees to assist in evaluation of risks that may be of concern to the Board or a committee of the Board; and

•	makes regular reports to our Board on management’s assessment of exposure to risk and steps management has taken to monitor and deal with such exposure.
Our Board monitors the ERM system and other risk management information provided to it and provides feedback to management from time to time that may be used to better align risk management practices, strategies and systems with the risk philosophy and risk tolerances of the Company.
Shareholder Communications with Directors
Our Board has approved the following process for shareholders and other security holders of the Company and interested parties to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director, or the non-management directors of our Board as a group, the shareholder, other security holder or interested party can:

•	mail Paragon Offshore plc, Attention: Corporate Secretary, at 20-22 Bedford Row, London WC1R 4JS United Kingdom; or

•	e-mail bod@paragonoffshore.com
All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls, or auditing matters are referred to the audit committee of our Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board, or group of directors, are promptly relayed to such persons.
Director Education
We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association; guidelines for assignments regarding standing committees of our Board; the charter for each of our Board committees; a summary of laws and regulations regarding compliance with insider reporting and trading; a statement of the Company policies and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives.

POLICIES AND PROCEDURES RELATING TO
TRANSACTIONS WITH RELATED PERSONS
Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our code of business conduct and ethics and our administrative policy manual (and, in the case of the Board, the Company’s Articles of Association and the provisions of UK company law), the procedures described below for director and officer questionnaires, and the other procedures described below.
Our code of business conduct and ethics provides that certain conflicts of interest are prohibited as a matter of Company policy. Under our code of business conduct and ethics, any employee, officer or director who becomes aware of a conflict or potential conflict or who is uncertain as to whether a conflict exists is directed to bring the matter to the attention of a supervisor, manager or other appropriate company personnel. Any actual or potential conflict of interest of this nature must be disclosed to the Board or a committee of the Board. Our Board and executive management review all reported relationships and transactions in which the Company and any director, officer or family member of a director or officer are participants to determine whether an actual or potential conflict of interest exists. Our Board may approve or ratify any such relationship or transaction if our Board determines that such relationship or transaction is in the Company’s best interests (or not inconsistent with the Company’s best interests) and the best interests of our shareholders. UK company law and our Articles of Association also contain specific provisions relating to the approval and authorisation of conflicts of interests by members of our Board, in addition to our code of business conduct and ethics. A conflict of interest exists when an individual’s personal interest is adverse to or otherwise in conflict with the interests of the Company. Our code of business conduct and ethics sets forth several examples of how conflicts of interest may arise, including when:

•	an employee, officer or director or a member of his or her family receives improper personal benefits because of such employee’s, officer’s or director’s position in the Company;

•	a loan by the Company to, or a guarantee by the Company of an obligation of, an employee or his or her family member is made;

•	an employee works for or has any direct or indirect business connection with any of our competitors, customers or suppliers; or

•	Company assets and properties are used for personal gain or Company business opportunities are usurped for personal gain.
In addition, our administrative policy manual, which applies to all our employees, defines some additional examples of what the Company considers to be a conflict of interest, including when:

•
subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family has an interest in any business entity that deals with the Company where there is an opportunity for preferential treatment to be given or received;

•
an employee or contractor serves as an officer, a director, or in any management capacity of another business entity directly or indirectly related to the contract drilling or energy services industries without specific authority from our Board;

•
an employee or contractor or any member of his or her immediate family buys, sells or leases any kind of property, facilities or equipment from or to the Company or any of its subsidiaries or to any business entity or individual who is or is seeking to become a contractor, supplier or customer of the Company, without specific authority from our Board; or

•
subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family accepts gifts, payments, extravagant entertainment, services or loans in any form from anyone soliciting business, or who may already have established business relations, with the Company.

Each year we require all our directors, nominees for director and executive officers to complete and sign a questionnaire in connection with our AGM. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report. No transactions are required to be disclosed under Item 404 of Regulation S-K as promulgated by the SEC under the Securities Act of 1933.
In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 28, 2016, we had 87,370,701 shares issued and outstanding. The following table sets forth, as of March 28, 2016, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement, and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares.

	Shares Beneficially Owned[1]
Name	Number of Shares	Percent of Class[2]
Directors[3]
Anthony R. Chase	28,580	—%
Thomas L. Kelly II	72,756	—%
John P. Reddy	56,284	—%
Randall D. Stilley	431,360	—%
Dean E. Taylor	37,513	—%
William L. Transier	66,475	—%
David W. Wehlmann	61,949	—%
J. Robinson West	88,208	—%

Named Executive Officers (excluding any Director listed above)
Steven A. Manz	63,983	—%
Lee M. Ahlstrom	65,831	—%
Anirudha Pangarkar	87,834	—%
William C. Yester	112,419	—%

All Current Directors and Executive Officers (15 persons)	1,173,192	1.3%

Beneficial Owners
Donald Smith & Co., Inc.[4]	7,698,316	8.8%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed.

(2)	The percent of class shown is less than one percent unless otherwise indicated.

(3)
Amount does not include any of the time-vested restricted stock units held by each director as of March 28, 2016, which consisted of the following time-vested restricted stock units for each director: Mr. Chase - 86,705, Mr. Kelly - 86,705, Mr. Reddy - 86,705, Mr. Stilley - 748,530, Mr. Taylor - 86,705, Mr. Transier - 86,705, Mr. Wehlmann - 86,705 and Mr. West - 86,705.

(4)	Based on a Schedule 13G filed with the SEC on February 10, 2016 by Donald Smith & Co.,Inc. The address for Donald Smith & Co.,Inc. is 152 West 57th Street New York, NY 10019.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The Company is committed to best practices in corporate governance. The Company has designed a compensation program that aligns pay and performance evidenced by the existing features of our executive compensation program described below.
The compensation discussion and analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and our three other most highly compensated executive officers that were employed with us at the end of the 2015 year (the “Named Executive Officers”). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors (the “Compensation Committee”) as it relates to 2015 compensation decisions.
This discussion is divided into the following sections:

I.	Executive Summary

a.	2015 Operational and Financial Highlights

b.	Pay-for-Performance and CEO Compensation

c.	Compensation Program Highlights

d.	Shareholder Outreach Effort

II.	Details of Our Compensation Program

a.	Compensation Philosophy

b.	Board Process and Independent Review of Compensation Program

c.	Peer Groups and Benchmarking

d.	How Amounts for Compensation Components are Determined

e.	2016 Changes to Compensation Structure

f.	Retirement and Other Benefits
2015 Operational and Financial Highlights
Last year we entered one of the most difficult periods our industry has experienced since the mid-1980s. Saudi Arabia’s desire to preserve market share, an agreement on Iran’s nuclear program which led to sanctions being lifted on Iranian oil exports, and weakening economies in Europe and some emerging markets such as China, have resulted in too much oil in the market relative to demand. The price for Brent oil, which closed 2014 at $57.33 per barrel, down more than 50% from a peak in June 2014, continued to decline and finished 2015 at $37.28 per barrel, down a further 35% over the course of a volatile year.
As commodity prices fell below break-even project costs, our customers generally reduced capital spending and eliminated costly exploration programs. In many cases, our customers negotiated reduced drilling dayrates, typically lower by 25% or more, in exchange for increasing the length of the original contracts. Unfortunately, some customers also responded in very uncharacteristic ways. Historically, national oil companies were considered by our industry to be relatively “safe” customers who maintained their drilling activity throughout industry downturns. This has not proven to be the case during this down cycle.
The oversupply of offshore rigs is compounding a very challenging commodity price environment. In late March of 2016, third-party data providers reported that 124 jackup and 70 floater newbuilds were scheduled for delivery between now and 2020. While many rig owners are negotiating delivery delays with the shipyards, most of these rigs will eventually be built and will enter the market, further complicating the supply-demand imbalance. Yet, in the current low oil price environment there is simply no work available for these rigs. Many of these new units will likely remain idle until the market for offshore rigs improves, creating a potential supply overhang in both the jackup and floater market segments for several years to come.
The loss of profitable backlog in Mexico and Brazil, coupled with a lack of new drilling activity worldwide, forced Paragon to consider all options to position us to survive this downturn. By mid-year, Paragon had established an independent committee of the board of directors to oversee a review of potential alternatives to improve our capital structure. Ultimately, we determined that the best way forward was to pursue a holistic solution. During the third quarter, we hired financial advisors and borrowed the remaining availability under our revolving credit facility, which combined with the proceeds from the Prospector sale-leaseback transaction, provided us with significant liquidity prior to entering negotiations with our debtholders. Our goals as we entered discussions with our lenders were to: (1) significantly reduce total debt, (2) eliminate the risk of default under our revolver covenants, (3) preserve as much equity value as possible for existing shareholders, (4) ensure that we maintain adequate cash reserves to survive a lengthy downturn, and (5) maintain the trust of employees, customers, and suppliers.
We reached an agreement in February 2016 to strengthen our balance sheet by eliminating more than $1.1 billion of debt and revising our covenant package under our revolving credit agreement to provide us with additional flexibility. Furthermore, we considered the interests of our existing shareholders, who will retain 65% of the equity in the company. We also reached an agreement with Noble to provide bonding support against certain tax audit claims in Mexico. To implement these agreements, we are restructuring under chapter

11 of the U.S. Bankruptcy Code. We believe this decision is in the best interests of all stakeholders and we expect to emerge from the process a stronger, more competitive company.
Despite very difficult market conditions, Paragon had several significant achievements in 2015 and in early 2016. We continued to focus on our vision of being the high-quality, low-cost offshore drilling contractor, by providing our customers with safe, reliable, and efficient operations around the world. A drilling contractor’s success is about much more than the equipment it provides. At the end of the day, a rig is just one of the tools a contractor uses to drill wells for customers. Success depends primarily on the people, processes, principles, and overall performance by the contractor; and in these respects we believe we rank ahead of our competition.
During 2015 and early 2016, the Company achieved numerous financial, operational and strategic milestones. Operational and strategic milestones included the following:

•
We reduced our capital expenditures to maximize liquidity, while assuring that we maintained all environmental, health and safety necessities, and we ensured that all operating rigs remained in good working order;

•
We successfully completed the purchase and integration of Prospector Offshore Drilling S.A., a public offshore drilling company in which we had purchased a majority stake in November 2014 operating two newbuild jackups contracted to Total S.A. for use in the United Kingdom sector of the North Sea;

•
We completed the sale and leaseback financing transaction with respect to the Prospector 1 and Prospector 5 providing us with net proceeds of approximately $292 million and improved our liquidity and financial flexibility;

•
We reached an agreement with certain of our debtholders in February 2016 to eliminate more than $1.1 billion of debt and revise our covenant package to provide us with additional flexibility through a proposed plan of restructuring;

◦	Our proposed plan of restructuring considered the interests of our existing shareholders, who will retain 65% of the equity in the Company following our emergence from bankruptcy;

•	We also reached an agreement with Noble to provide bonding support against certain tax audit claims in Mexico; and

•	We added $625 million of contract backlog in the year ended December 31, 2015, ranking us fifth in the industry for 2015.
Key financial and operational highlights for the year ended December 31, 2015 included the following:

•	Our uptime performance on our operating rigs was 98.22% during 2015; and

•	Despite a 10% decline in our average realized dayrate and a 30% decrease in operating days during the year, we maintained our contract drilling margin at approximately 43%.
Key Compensation Actions
The Compensation Committee is committed to a philosophy of linking pay outcomes with Company performance. While the management team achieved numerous milestones in 2015 as noted above, our share price and financial strength were significantly impacted by the worldwide market slowdown for drilling services due to the significant commodity price decline. In late 2015, we entered into a restructuring process which ultimately led to a Chapter 11 filing in February 2016. Our Committee took all of this into account when taking the following key actions in 2015 and early 2016:

•	Froze executive salaries in late 2015 as the company entered the restructuring process.

•	Paid an average of 60% of target to the named executive officers for the 2015 STIP (as defined below) despite exceeding our targeted 2015 financial performance goal.

•
Granted 2015 long-term equity incentive awards in February 2015 based 25% on relative TSR performance (as defined below), with the intent to increase that percentage for 2016. However, due to the restructuring, no long-term incentive awards were granted in early 2016. Additionally, all prior long-term incentive awards, including those granted in 2015, have significantly declined in value.

•
Established a Key Employee Retention Plan to help ensure the retention of key employees (including the named executive officers) during, and motivate the completion of, a successful restructuring process, despite the substantial reduction in unvested long-term incentives and the lack of a long-term incentive grant in early 2016.

The Committee believes these actions recognize the achievements of the management team during the last year, while appropriately aligning them with shareholders.
Pay-for-Performance and CEO Compensation
A substantial portion of the compensation granted to our CEO and reported in the Summary Compensation Table on page 25 represents long-term incentives tied to future performance and/or the price of the Company’s shares, not current cash compensation. Due to our current restructuring process, a significant portion of the long-term incentive compensation is unlikely to be realized or its value, when realized, will likely be significantly less than the amounts reflected in the Summary Compensation Table unless our stock price experiences a strong recovery.

The table below illustrates the difference between cash and equity compensation shown in the Summary Compensation Table and the actual cash and equity compensation realized by our CEO for the years presented below:

Year	CEO Reported Cash and Equity Pay[1]	CEO Realized Cash and Equity Pay[2]	Realized Pay vs. Reported Pay
2015	$4,451,316	$1,527,837	34%
2014	$7,516,882	$2,035,398	27%

(1)
Reported Pay includes Salary, Bonus, Stock Awards, and Non-Equity Incentive Plan Compensation with respect to the years presented based on the current reporting rules for the Summary Compensation Table.

(2)
Realized Pay is cash and equity compensation actually received by the CEO during the respective year, comprising salary, cash payments of dividend equivalents on unvested restricted stock units, cash bonus attributable to the year and market value at vesting of previously granted restricted stock units. Realized Pay excludes the value of new/unvested restricted stock unit grants, deferred compensation accruals, the value of the Commitment Amount (as defined below) which is subject to vesting in accordance with its terms, all other compensation and other amounts that will not actually be received until a later date.

Compensation Program Highlights
The Company’s compensation program is consistent with the Company’s compensation philosophy and strong commitment to pay-for-performance and corporate governance. Highlights of the Company’s 2015 compensation program and commitment to corporate governance are included below.

•
Performance-based Short Term Incentive Plan (“STIP”). In 2015, the STIP was redesigned to include additional rigor for performance components, more challenging performance thresholds, and the inclusion of a component for management’s execution of specific and pre-established Company strategic goals.

•
Commitment to Aligning Executive Compensation with Long-term Shareholder Value. In 2015, the Company adopted a long-term equity performance program tied to relative total shareholder return against a peer group. In 2015, 25% of equity awards were in the form of performance vested restricted stock units.

•
Independent Compensation Consulting Firm. The Compensation Committee retains an independent compensation consultant, Meridian Compensation Partners, LLC, to advise on executive compensation matters and best practices.

•
Double Trigger Change of Control Agreements and Equity Awards. We do not have employment contracts with any of our named executive officers. We have entered into change of control severance agreements with all of our named executive officers that are “double trigger,” whereby an executive will only receive cash severance after the occurrence of a change of control and if his employment is subsequently terminated under certain circumstances. Such agreements also do not provide for the payment or “gross up” of any excise taxes incurred by the executive in connection with a separation. The Board also recently amended our Employee Plan (as defined below) to provide for “double trigger” vesting of any equity awards after a change of control, with vesting subject to termination of employment other than for cause.

•
Share Ownership Policy. All of our directors and named executive officers are subject to a share ownership policy which prohibits sales of Company shares unless ownership requirements are satisfied. Named executive officers must own between two to three times their then current base salary, depending on position, and outside directors must own five (5) times their then current annual cash retainer before shares can be sold.

•
Limited Supplemental Benefits, Perquisites and Personal Benefits. Paragon’s executive benefits are generally limited to the restoration of our 401(k) benefits beyond IRS limits. The Compensation Committee provides limited perquisites and personal benefits, such as executive health screenings and supplemental insurance benefits, that are reasonable and consistent with market practices.

Shareholder Outreach Effort
In 2015, we conducted a shareholder outreach effort regarding corporate governance and executive compensation matters through a targeted dialogue between management and shareholders. This dialogue was interactive and involved in-person meetings with members of our senior management. The outreach effort generally targeted our largest 30 shareholders, and we conducted in-person and telephonic meetings with shareholders representing approximately 30% of the Company’s outstanding shares. At our 2015 AGM, approximately 95% of votes cast approved the compensation of our named executive officers set forth in our 2015 proxy statement. We intend to continue these efforts through telephonic and in-person meetings with shareholders throughout the year. We and our shareholders share a desire to closely link pay and performance.
We are committed to reviewing all shareholder feedback throughout the process, and the Compensation Committee will consider such feedback in evaluating our compensation program. We are also committed to continued engagement between shareholders and the Company so that we can fully understand and consider shareholders’ input and perspectives regarding executive compensation.

Details of Our Compensation Program
Compensation Philosophy
Our executive compensation program reflects the Company’s philosophy that executive compensation should be structured so as to closely align each executive’s interests with the interests of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:

•	motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term shareholder value;

•	reward performance in achieving targets without subjecting the Company to excessive or unnecessary risk; and

•
establish and maintain a competitive executive compensation program that enables the Company to attract, motivate and retain experienced and highly capable executives who will contribute to the long-term success of the Company.

Consistent with this philosophy, we seek to provide a total compensation package for the named executive officers that is competitive with the compensation provided by companies in the Company’s competitors. A substantial portion of total compensation is subject to Company, individual and share price performance. A substantial portion of compensation is also subject to forfeiture if an executive leaves the Company. In designing these compensation packages, our Compensation Committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points.
 Our 2015 compensation program for our named executive officers consisted of the following components:

•	Base pay. This fixed cash component of compensation is generally used to attract and retain executives, with target salary levels set to be competitive with our Peer Group.

•
Annual incentive compensation. This performance-based component of compensation was funded based on performance relative to EBITDA, safety, strategic, and individual goals and paid as an annual cash bonus pursuant to the Company’s 2015 Short Term Incentive Plan (the “STIP”). The STIP encourages and rewards achievement of annual financial, safety and operating goals, as well as achievement of Company, team and individual objectives.

•
Equity awards under our Long-Term Incentive Plan. In 2015, equity awards under our 2014 Employee Omnibus Incentive Plan (the “Employee Plan”) consisted of (i) time-vested restricted stock unit awards (“TVRSUs”), which facilitate retention, align executives’ interest with the interests of our shareholders and allow our executives to become stakeholders in the Company, and (ii) performance-vested restricted stock units (“PVRSUs”) tied to shareholder return, which further align our executives’ interests with the long term performance of the Company.

•	Other benefits. Retirement and other benefits are provided, which the Compensation Committee believes are reasonable and consistent with its overall compensation program.
The Compensation Committee has reviewed and modified the compensation program in 2016 to reflect our current strategic needs and restructuring efforts. These changes are described later in the CD&A under “2016 Changes to Compensation Structure.”
Separately, in anticipation of our restructuring transaction, we entered into Key Employee Retention Plan Agreements (the “KERP Agreements”) with our named executive officers and 86 of our other key employees to ensure the continued involvement of these individuals with the Company during the period of uncertainty relating to our restructuring transaction and includes a robust clawback mechanism to ensure continued active engagement with the Company during and after the restructuring.
Board Process and Independent Review of Compensation Program
The Compensation Committee is responsible for recommending the compensation of our directors, determining the compensation of our executive officers, and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The Compensation Committee provides oversight on behalf of our Board in reviewing and administering our compensation programs, benefits, incentive and equity-based compensation plans. The Compensation Committee operates independently of management and receives compensation advice and data from outside independent advisors.
The Compensation Committee charter authorizes the committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and evaluation of the compensation of directors or executive officers, or other matters relating to compensation, benefits, incentive and equity-based compensation plans and corporate performance. The Compensation Committee is further authorized to approve the fees and retention terms of any independent adviser that it retains. The Compensation Committee has engaged Meridian Compensation Partners, LLC, an independent consulting firm, (“Meridian”) to serve as the committee’s compensation consultant. The Compensation Committee has reviewed Meridian’s independence and concluded that there are no potential conflicts of interest.
The compensation consultant:

•	reports to and acts at the direction of the Compensation Committee and is independent of management;

•	provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation;

•	provides information regarding compensation trends in the general marketplace, compensation practices of the Peer Group described below, and regulatory and compliance developments; and

•	regularly participates in the meetings of the Compensation Committee and meets privately with the committee at each committee meeting.
In determining compensation for our CEO, the Compensation Committee evaluates and assesses his performance related to leadership, financial and operating results, board relations, achievement of team and individual objectives and other considerations. The compensation consultant provides market information and perspectives on market-based compensation practices and adjustments, which are considered by the Compensation Committee in its decision making process. The Compensation Committee may incorporate these considerations, as well as compensation market information, into its adjustment decisions.
In determining compensation for executive officers other than our CEO, our Compensation Committee considers the recommendations of the CEO and the market compensation information provided by the compensation consultant. The CEO works with the compensation consultant and our Vice President - Human Resources to review compensation market information and prior compensation decisions and to recommend compensation adjustments to the Compensation Committee. Our CEO and Vice President - Human Resources may attend Compensation Committee meetings at the request of the committee, except when the compensation of such individuals is being discussed. The Compensation Committee reviews and approves all compensation for the named executive officers.
Peer Groups and Benchmarking
We compete for talent with employers across many different industries globally, but our primary competitors for talent are offshore drilling companies and oilfield service companies. In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Compensation data from our primary competitors plays an important role in the process used by the Compensation Committee to determine the design, components and award levels in our executive compensation program. The Compensation Committee conducts a review of the compensation program with the assistance of Meridian on an annual basis to ensure that our compensation program works as designed and intended and in light of current market conditions. The following peer group (the “Peer Group”) is currently being used for benchmarking compensation by the Company:

Peer Group	Atwood Oceanics Diamond Offshore Drilling Inc. Ensco plc Helix Energy Solutions Group Inc. Hercules Offshore Inc. Hornbeck Offshore Services Inc. McDermott Intl. Inc.	Noble Corporation plc Oil States International Inc. Parker Drilling Co. Rowan Companies plc Tidewater Inc. Vantage Drilling Company
The Compensation Committee believes that the Peer Group best reflects the group of companies with which we most closely compete operationally and for executive talent. The Peer Group was selected based on the following criteria:

•	Revenues of comparable size to Paragon, with some consideration to other size metrics such as enterprise value; and

•	Primarily offshore operations either as a driller or oilfield service provider with large capital investments.
As of December 31, 2015, we ranked at the 50th percentile of the Peer Group based on revenues.
The Compensation Committee benchmarks compensation of the named executive officers to the compensation of individuals in like positions in the companies included in the Peer Group. The Compensation Committee endeavors to be competitive with the Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions, and generally targets executive compensation at the 50th percentile of the Peer Group. A substantial component of compensation is linked to performance, so actual compensation could be below or above the 50th percentile depending on company and individual performance. The Compensation Committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives.

How Amounts for Compensation Components are Determined
Base Salary. Base salary levels of the named executive officers were determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer’s experience, leadership, contribution to the Company’s success, and the Company’s overall annual budget. The Compensation Committee conducts an annual review of the base salaries of named executive officers by taking into account these factors. In February 2015, the Compensation Committee increased the base salary of Mr. Manz from $385,000 to $423,500. In March 2016, the Compensation Committee again reviewed base salaries for the named executive officers as part of the committee’s annual review of salaries and determined not to adjust base salaries of our named executive officers at such time. Annualized base salaries for 2015 for our named executive officers were as follows:

Name	2015 Base Salary
Randall D. Stilley President & CEO	$800,000
Steven A. Manz SVP & CFO	$423,500
Lee M. Ahlstrom SVP - IR, Strategy & Planning	$350,000
Anirudha Pangarkar SVP - Special Projects, Supply Chain & Maintenance	$350,000
William C. Yester SVP - Operations	$400,000

Short-Term Incentive Plan. The STIP gives participants, including the named executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. Plan award sizes were developed considering market data and internal equity. For each of the named executive officers, the target and maximum awards under the STIP, as a percentage of such individual’s base salary, were as follows:

Name	2015 Annual Bonus Target (% of Base Salary)	2015 Annual Bonus Maximum (% of Base Salary)
Randall D. Stilley	100%	200%
Steven A. Manz	85%	170%
Lee M. Ahlstrom	75%	150%
Anirudha Pangarkar	75%	150%
William C. Yester	85%	170%
The success of the Company is tied to the achievement of key performance goals that include annual company and business unit financial and operating objectives, as well as individual and team performance. In addition, our business requires the successful ongoing planning and execution of a capital intensive business to meet the needs of our customers, and the successful management and execution of strategic initiatives.
The material provisions of the 2015 STIP were as follows:

•	Purpose: To tie annual cash bonuses directly to specific annual financial and operating goals, accomplishment of team and individual objectives, and other key accomplishments.

•	Performance Period: The award was measured relative to Company performance from January 1, 2015 to December 31, 2015.

•	Components:

•
35% was based on the financial performance of the Company (as measured by earnings before the deduction of interest, taxes, depreciation and amortization for the current fiscal year (“EBITDA”) as compared to the Company’s budget for the 2015 fiscal year (the “Financial Performance Measure”).

•
25% was determined by the safety performance of the Company (as measured by the Company’s total recordable incident rate (“TRIR”), as defined by the International Association of Drilling Contractors (the “IADC”)) relative to the TRIR average of the IADC for the twelve month period ending on September 30, 2015 (the “Safety Performance Measure”). The three month delay for the TRIR comparison period was due to the timing of available industry data.

•	20% was determined on management’s execution of specific and pre-established Company strategic goals.

•	20% was based on the individual’s personal achievement during the 2015 fiscal year.

Quantitative Component. The Company used the Company’s own stand-alone financial and safety performance to calculate the Financial Performance Measure and the Safety Performance Measure.
The calculation of the quantitative components of the 2015 STIP are set forth in the following tables:

Quantitative Component
Performance Component	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2015 Results	Payout Results	Weighting
EBITDA (in millions)	$401	$535	$669	$561	120%	35%
Safety (TRIR)	Improvement over prior 6 month period (0.48)	IADC Industry Average (0.52 for 12 months ending 9/30/2015)	≤ 90% IADC Industry Average (0.49 for 12 months ending 9/30/2015)	TRIR - 0.54	—%	25%
Strategic and Individual Components. Twenty percent (20%) of the total target STIP award was based on the achievement of specific company goals (the “Company Goals Component”) set by the Compensation Committee. The Company Goals Component included metrics regarding strategies in certain geographic regions and financial and operational objectives that were determined to be key to the success of our business. The remaining twenty percent (20%) of the total target STIP award was based upon the achievement of individual and team goals (the “Individual Goals Component” and, together with the Company Goals Component, the “Goals Component”). The Compensation Committee reviewed these objectives in light of each officer’s and the Company’s overall performance during 2015. The Committee evaluated the overall performance (as a percentage of target) for each executive as follows:

Name	EBITDA (35% Weighting)	Safety (25% Weighting)	Strategic (20% Weighting)	Individual (20% Weighting)	Overall (Weighted Score)
Randall D. Stilley	120%	—%	30%	25%	53%
Steven A. Manz	120%	—%	30%	50%	58%
Lee M. Ahlstrom	120%	—%	30%	75%	63%
Anirudha Pangarkar	120%	—%	30%	75%	63%
William C. Yester	120%	—%	30%	75%	63%

The performance bonuses for the 2015 plan year paid to the named executive officers who were eligible to receive a STIP award are set forth in the table below:

Name	Target 2015 Bonus	Percent of Target Earned for 2015	2015 Annual Bonus
Randall D. Stilley	100%	53%	$424,000
Steven A. Manz	85%	58%	$208,786
Lee M. Ahlstrom	75%	63%	$165,375
Anirudha Pangarkar	75%	63%	$165,375
William C. Yester	85%	63%	$214,200

Long-Term Incentives. It is important to reward executive officers and key employees with equity compensation, in keeping with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. The amount of long-term incentive compensation is determined annually based on the analysis of competitive data. In February 2015, the Compensation Committee granted annual long-term incentive awards to the named executive officers comprised of 75% TVRSUs and 25% PVRSUs. In determining the composition of long-term incentive awards in 2015, the Compensation Committee took into account the Company’s recent spin-off from Noble and a desire to focus on executive retention of a new management team at a critical time for the Company. Beginning with all equity awards granted in 2015, dividends on any unvested awards are accrued and paid when, and only to the extent, such awards vest.
Time-Vested Restricted Stock Units. TVRSUs generally vest one-third per year over three years commencing one year from the award date. Upon vesting, these units convert automatically into unrestricted shares. Holders of TVRSUs are entitled to receive dividend equivalents on the restricted stock units. Beginning with equity awards made in early 2015, dividends on any unvested equity awards are accrued and paid when, and only to the extent, such awards vest. Our Compensation Committee believes that TVRSU’s remain an important element of compensation as they promote retention, reward individual and team achievement and, as a newly independent public company, increase the equity holdings of our executives to align executives with the interests of shareholders.
Performance-Vested Restricted Stock Units. The PVRSUs granted in 2015 cliff vest at the end of a three year period and are subject to forfeiture if the Company’s total shareholder return (the “TSR”) for such three year period does not meet or exceed certain threshold performance levels relative to the Company’s Performance Peer Group (as defined below). To determine the number of PVRSUs that will be earned, the Company computes the percentile rank of TSR for our shares as compared to the TSR of the companies in the Performance Peer Group at the time of vesting. The performance thresholds in the below table are applicable to the PVRSUs granted in 2015, which will vest at the end of the performance period (December 31, 2017), as a percentage of the target award.

TSR Ranking[1]	Percentage of PVRSUs Earned[2]
100%	200%
50%	100%
25%	25%
Less than 25%	0%

(1)	Percentile ranking of the Company’s TSR as compared to the Performance Peer Group for the period commencing on the grant date of the PVRSU and ending on December 31, 2017.

(2)
Values between those listed are interpolated on a linear basis. Each percentage represents a percentage of the target number of PVRSUs earned for the applicable TSR achieved by the Company during the applicable Performance Period.

The targeted grant date value of long-term incentive awards is developed considering our objectives for this component of total compensation relative to the pay of the companies in the Peer Group and is set to be competitive with the Peer Group. Our CEO recommends for consideration and approval by the Compensation Committee the total value of awards for all positions other than his own. The Compensation Committee determines the total award value of awards for our CEO and, taking into consideration the CEO’s recommendations, the other positions.
Awards granted under the Employee Plan that have not vested may be subject to accelerated vesting upon the occurrence of certain events. The vesting of awards are subject to acceleration upon the death, disability or, except for those PVRSUs granted in 2015, retirement of the employee or a qualifying termination following a change in control of the Company (as set forth, and as such terms are defined, in the Employee Plan, the grant agreements relating to such awards or the change of control agreements).
KERP Agreements. We depend on the continued involvement of our named executive officers and other key employees to ensure the success of the Company. On September 17, 2015, we announced that the Company had engaged advisors with respect to strategic alternatives to the Company’s capital structure. This announcement created significant uncertainty for all of our employees and our reduced stock price resulted in limited forfeitable value if any of our key employees left the Company. Additionally, it was likely that no 2016 long-term equity incentive grant would be awarded due to the restructuring process. On February 12, 2016, we announced that we had entered into a plan support agreement relating to a plan of reorganization with certain of our creditors and, on February 14, 2016, we filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code in order to implement such plan of reorganization. In order to induce our key employees to remain engaged with the Company during this period of uncertainty, on or around October 26, 2015, we entered into KERP Agreements with our named executive officers and 86 of our other key employees. Upon execution of the KERP Agreement, each of our named executive officers received a one-time cash payment equal to 100% of the named executive officer’s annual base salary (the “Commitment Amount”). The Company may claw-back the full amount of the Commitment Amount, and the named executive officer will be required to repay such amount in full, should the named executive officer resign or if his employment with the Company is terminated for cause before the later of (i) the one year anniversary date of the payment of the Commitment Amount or (ii) a “Transaction Date” as defined in the KERP Agreement.
The KERP Agreements define “Transaction Date” as the date of the earliest to occur of: (i) the closing date of any out of court agreement for the restructuring of the Company's balance sheet, that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing debtholders that results in a material modification of covenants in existing indebtedness, (b) repurchase, settlement or forgiveness of a material portion of existing indebtedness, (c) conversion of a material portion of existing indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (e) other similar transaction or series of transactions, (ii) the effective date of a confirmed plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or similar provision under the laws of any other jurisdiction providing for the restructuring of the Company's balance sheet, (iii) the closing date of a sale of all or substantially all of the assets of the Company, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan or similar provision under the laws of any other jurisdiction, and (iv) the date of the entry of an order of a United States Bankruptcy Court ordering the conversion of the Company’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code or of a court in any other jurisdiction ordering similar relief. The closing date of our current proposed plan of restructuring under chapter 11 of the Bankruptcy Code will constitute a “Transaction Date” under the KERP Agreements.

On November 20, 2015, each of our named executive officers received the following Commitment Amounts pursuant to the KERP Agreements:

Name	Commitment Amount
Randall D. Stilley	$800,000
Steven A. Manz	$423,500
Lee M. Ahlstrom	$350,000
Anirudha Pangarkar	$350,000
William C. Yester	$400,000
These awards were generally less than what would have been granted to these individuals if we had made 2016 long-term equity incentive awards.
Replacement Restricted Stock Units. In connection with the Spin Off, the Company and Noble entered into an Employee Matters Agreement (the “Employee Matters Agreement”) relating to the Company’s employees and their participation in certain compensation and benefit plans previously maintained by Noble. Immediately prior to the conclusion of the Spin Off, pursuant to the Employee Matters Agreement, the Company was obligated to replace certain restricted stock units previously awarded by Noble to transitioning employees that were canceled in connection with the Spin Off (the “Canceled Noble Units”) with new time vested restricted stock units (the “Replacement TVRSUs”) and performance vested restricted stock units (the “Replacement PVRSUs” and, collectively with the Replacement TVRSUs, the “Replacement Units”). The Replacement Units represent awards previously granted by Noble over a multiyear period in 2013 and early 2014 and forfeited by employees, including the named executive officers, transitioning to the Company in connection with the Spin Off. The mechanics for determining the number of Replacement Units were set forth in the Employee Matters Agreement.
The number of Replacement Units granted by the Company in connection with the Spin Off was equal to the number of Canceled Noble Units multiplied by a ratio equal to average closing price of a share of Noble Corporation plc during the ten (10) trading-day period ending on the Spin Off to (ii) the average closing price of a share of the Company during the ten (10) trading-day period after the Spin Off, as reported on the NYSE. The vesting dates of all Replacement Units remained the same as the underlying Canceled Units. Canceled Units that were in the form of TVRSUs were replaced with Paragon TVRSUs, and Canceled Units in the form of PVRSUs were replaced with Paragon PVRSUs.
The vesting of the Replacement PVRSUs will depend on the Company’s return on capital employed (“ROCE”) for the performance period of August 1, 2014 through the original term of the applicable Noble Canceled Unit (December 31, 2016) (the “Performance Period”). ROCE was chosen by the Compensation Committee as the performance metric for these awards because sustained, strong ROCE performance is an important indicator of company and management performance in a capital intensive business, and strong returns allow the Company to reinvest in its fleet and operations. The Company’s ROCE is calculated as a percentage using a numerator of the Company’s average monthly net income before tax-effected interest expense during the Performance Period annualized for a single twelve month period and a denominator of the Company’s average monthly Capital Employed (as defined below) for the Performance Period. Capital Employed is defined as total assets less current liabilities excluding current maturities of long-term debt. Upon satisfaction of the performance criteria and vesting, Replacement PVRSU’s convert into unrestricted shares. Holders of Replacement PVRSU’s are entitled to receive dividend equivalents, as was the case with the underlying Canceled Awards. Beginning with any PVRSU’s granted in early 2015, dividends on any unvested awards are accrued and paid when, and only to the extent, such awards vest.
The Compensation Committee approved the target award levels in the tables below because it believes that if the Company achieves an ROCE of 8.5% during the Performance Period, compensation levels should be commensurate with this performance and awards should vest at the target level.
The number of Replacement PVRSUs that will be earned (as a percentage of the target award) upon the end of the applicable Performance Period is calculated as follows:

ROCE[1]	Percentage of Replacement PVRSUs Earned[2]
Equal to or Greater than 11%	200%
8.5%	100%
6%	25%
Less than 6%	0

(1)	ROCE for the applicable Performance Period.

(2)
Values between those listed are interpolated on a linear basis. Each percentage represents a percentage of the target number of Replacement PVRSUs earned for the applicable ROCE achieved by the Company during the applicable Performance Period.

Due to the Company’s performance, all Replacement PVRSUs have been forfeited for Performance Periods other than those Replacement PVRSUs with a Performance Period ending on December 31, 2016.
2016 Changes to Compensation Structure
In 2016, the Compensation Committee changed the Company’s compensation program to reflect our current strategic needs and restructuring efforts.
2016 STIP. The Company’s 2016 STIP contains terms and conditions materially consistent with the terms and conditions of the 2015 STIP, except for the Company’s performance components. In March 2016, the Compensation Committee updated the performance components of the 2016 to include the Company’s EBITDA, minimum liquidity, safety and downtime performances in order to align the compensation of our named executive officers with the Company’s financial and operational performance.
Long-Term Incentives. Due to the Company’s filing for relief under chapter 11 of the U.S. Bankruptcy Code, no equity compensation awards have been made during 2016.
Base Salary. The Company has frozen all executive base salaries until it has completed the restructuring process.
 Retirement and Other Benefits
We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Paragon Offshore 401(k) Savings Plan, the Paragon Offshore 401(k) Savings Restoration Plan, and the Paragon Offshore Profit Sharing Plan. The Company believes that these retirement programs assist the Company in maintaining a competitive position in attracting and retaining officers and other employees. A description of these plans, including eligibility and limits, is set forth in the following table.

Plan	Description and Eligibility	Benefits and Vesting
401(k) Savings Plan	Qualified plan that enables qualified employees, including the named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions.	Matched at the rate of $0.70 to $1.00 per $1.00 (up to 6% of base pay) depending on years of service. Fully vested after three years of service or upon retirement, death or disability.

401(k) Savings Restoration Plan	Unfunded, nonqualified employee benefit plans under which highly compensated employees may defer compensation in excess of 401(k) plan limits.	Matching and vesting provisions mirror 401(k) Savings Plan to the extent an employee is prohibited from participating in the 401(k) Savings Plan.

Profit Sharing Plan	Qualified defined contribution plan. Available to all employees hired after August 1, 2004 who do not participates in the Salaried Employees’ Retirement Plan.	Fully vested after three years of service or upon retirement, death or disability.
For additional information regarding these plans, please see the description following the tables captioned “Nonqualified Deferred Compensation.”
Other Benefits. The Company provides named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for the named executive officers for the year ended December 31, 2015 are included in the All Other Compensation column of the Summary Compensation Table. Such benefits include executive health screenings and Company contributions to the 401(k) Savings Plan.
The Company provides healthcare, life and disability insurance, and other employee benefit programs to its employees, including its named executive officers, which the Company believes assists in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefits plans are provided on a non-discriminatory basis to all employees.
Share Ownership Policy
We have adopted a share ownership policy that includes minimum share ownership requirements for all of our directors and officers, including the named executive officers. There is no required timeframe for initial compliance, but the share ownership policy prohibits sales of Company shares unless such ownership requirements are satisfied. The Company’s share ownership guidelines for our executives and directors are set forth below.

Position	Minimum Ownership (Multiple of Base Salary)
Non-Employee Directors	5 Times Then-Current Annual Cash Retainer
Chief Executive Officer	3 Times Then-Current Annual Base Salary
Executive Vice President and Senior Vice Presidents	2 Times Then-Current Annual Base Salary
Vice Presidents	1 Times Then-Current Annual Base Salary

Securities Trading Policy
The Company’s Policy on Trading in Company stock prohibits hedging or short sale transactions or buy or sell puts or calls involving Company securities, and prohibits purchases of Company securities on margin or otherwise pledging Company securities.
Determination of Timing of Equity-Based Awards
The Company’s practice may award restricted shares or restricted stock units to new executives contemporaneously with their hire date and annually to current executives at regularly-scheduled meetings of the Compensation Committee, typically in February or March of each calendar year.
Change of Control Arrangements
The named executive officers are parties to change of control employment agreements. These agreements become effective only upon a change of control (within the meaning set forth in the agreement). If a defined change of control occurs and the employment of the named executive officer is terminated either by us (for reasons other than death, disability or cause) or by the officer (for good reason), which requirements can be referred to as a “double trigger”, the executive officer will receive payments and benefits set forth in the agreement. The terms of the agreements are summarized in this proxy statement under the caption “Potential Payments on Termination or Change of Control - Change of Control Employment Agreements.” We believe a “double trigger” requirement, rather than a “single trigger” requirement (which would be satisfied simply if a change of control occurs), increases shareholder value because it prevents an immediate unintended windfall to the named executive officers in the event of a friendly (non-hostile) change of control.
Impact of Accounting and Tax Treatments of Compensation
The Compensation Committee intends to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.
Conclusion
While the current industry downturn has been outside the control of our executive team, our compensation program has aligned our executive officers with the shareholder experience through a significant focus on short and long-term incentives. These programs have paid significantly below target, if at all. Therefore, we believe the compensation programs have aligned executive compensation with the Company’s shareholders.
The following Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein or in the 2015 Annual Report, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

COMPENSATION COMMITTEE REPORT
To the Shareholders of Paragon Offshore plc:
The compensation committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
March 22, 2016	William L. Transier, Chair
Thomas L. Kelly II
Dean E. Taylor

The following table sets forth the compensation of our Chief Executive Officer and Chief Financial Officer during 2015 and the other executive officers of the Company who we have determined are our named executive officers for 2015 pursuant to the applicable rules of the SEC (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1]	Bonus [2,3]	Stock Awards [4,5,6]	Option Awards[4]	Non-Equity Incentive Plan Compensation[2]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation[7]	Total
Randall D. Stilley President & CEO	2015	$800,000	$800,000	$2,399,779	$—	$424,000	$—	$27,537	$4,451,316
	2014	$333,333	$—	$5,481,484	$—	$1,600,000	$8,920	$109,318	$7,533,055
Steven A. Manz SVP & CFO	2015	$417,083	$423,500	$744,262	$—	$208,786	$—	$41,050	$1,834,681
	2014	$160,417	$—	$1,533,791	$—	$566,100	$16,873	$37,382	$2,314,563
Lee M. Ahlstrom SVP - IR, Strategy & Planning	2015	$350,000	$350,000	$536,623	$—	$165,375	$—	$40,811	$1,442,809
	2014	$145,833	$—	$1,765,707	$—	$525,000	$11,810	$42,970	$2,491,320
Anirudha Pangarkar SVP - Special Projects, Supply Chain & Maintenance	2015	$336,931	$350,000	$886,612	$—	$165,375	$—	$27,783	$1,762,701
	2014	$—	$—	$—	$—	$—	$—	$—	$—
William C. Yester SVP - Operations	2015	$400,000	$400,000	$666,616	$—	$214,200	$—	$31,843	$1,712,659
	2014	$166,667	$—	$1,698,577	$—	$680,000	$17,679	$37,678	$2,600,602

(1)	For 2014, represents base salary for the period from August 1, 2014, the date of the Spin-Off, to December 31, 2014.

(2)	The cash performance bonuses awarded under the STIP are disclosed in the Non-Equity Incentive Plan Compensation column.

(3)	Includes Commitment Amounts awarded under the KERP Agreements, which are subject to forfeiture in accordance with the terms of the KERP Agreements.

(4)
Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A description of the assumptions made in our valuation of restricted share awards is set forth in Note 6 to our audited consolidated financial statements in our annual report on 2015 Annual Report.

(5)
For 2014, includes $3,481,489 representing the value of the 316,499 Replacement TVRSUs granted to Mr. Stilley, $858,792 representing the value of the 78,072 Replacement TVRSUs granted to Mr. Manz, $499,424 representing the value of the 43,383 Replacement TVRSUs granted to Mr. Ahlstrom, and $415,574 representing the value of the 36,136 Replacement TVRSUs granted to Mr. Yester, each of which were granted in connection with our Spin Off from Noble, calculated as the number of shares that may be issued multiplied by the fair value price of the shares on the grant date.

(6)
For 2014, includes $666,292 representing the grant date fair value of the 60,572 Replacement PVRSUs granted to Mr. Ahlstrom and $533,055 representing the grant date fair value of the 48,455 Replacement PVRSUs granted to Mr. Yester, each of which were granted in connection with our Spin Off from Noble, calculated as the maximum number of shares that may be issued multiplied by the fair value price of the shares on the grant date.

(7)
The amount in All Other Compensation includes Company contributions to the Paragon Offshore 401(k) Savings Plan, dividends paid by the Company on restricted stock units (Mr. Stilley - $102,064 for 2014; Mr. Manz - $27,577 for 2014; Mr. Ahlstrom - $33,188 for 2014; and Mr. Yester - $30,602 for 2014) and premiums paid by the Company for medical, dental, life, and AD&D and business travel and accident insurance and executive physicals.

The following table sets forth certain information about grants of plan-based awards during the year ended December 31, 2015 to each of the named executive officers.

GRANTS OF PLAN – BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randall D. Stilley	2/20/15	$400,000	$800,000	$1,600,000	53,953	215,810	431,620	647,420	—	—	$2,399,779
Steven A. Manz	2/20/15	$179,988	$359,975	$719,950	16,733	66,930	133,860	200,790	—	—	$744,262
Lee M. Ahlstrom	2/20/15	$131,250	$262,500	$525,000	12,065	48,260	96,520	144,770	—	—	$536,623
Anirudha Pangarkar	2/20/15	$131,250	$262,500	$525,000	12,064	48,257	96,514	144,769	—	—	$536,612
	1/15/15	$—	$—	$—	—	—	—	164,319	—	—	$350,000
William C. Yester	2/20/15	$170,000	$340,000	$680,000	14,988	59,950	119,900	179,840	—	—	$666,616

(1)
Represents the dollar value of the applicable range (threshold, target and maximum amounts) of Performance Bonuses awarded under the STIP. The Performance Bonus awarded to the named executive officers under the STIP is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents PVRSUs awarded during the year ended December 31, 2015 under the Employee Plan.

(3)	Represents TVRSUs awarded during the year ended December 31, 2015 under the Employee Plan.

(4)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 based on the target future payouts under the equity incentive plan awards.

For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis – How Amounts for Compensation Components are Determined.”

The following table sets forth certain information about outstanding equity awards at December 31, 2015 held by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Randall D. Stilley5-7	—	—	N/A	N/A	1,069,836	$96,280	53,953	$4,856
Steven A. Manz8-10	—	—	N/A	N/A	324,191	$29,177	16,733	$1,506
Lee M. Ahlstrom11-14	—	—	N/A	N/A	232,101	$20,889	27,208	$2,449
Anirudha Pangarkar[15,16]	—	—	N/A	N/A	309,088	$27,818	12,064	$1,086
William C. Yester17-20	—	—	N/A	N/A	269,438	$24,249	27,102	$2,439

(1)	The Company has not granted any options to the named executive officers.

(2)	Except as otherwise noted, the numbers in this column represent TVRSUs and Replacement TVRSUs awarded under the Employee Plan.

(3)	The market value was computed by multiplying the closing market price of the shares at December 31, 2015 ($0.09 per share) by the number of restricted stock units that have not vested.

(4)	The numbers in this column represent PVRSUs and Replacement PVRSUs and are calculated based upon the assumption that the applicable threshold performance goal is achieved.

(5)
Includes 858,836 TVRSUs granted to Mr. Stilley of which, 215,806 vested on February 20, 2016, 215,807 will vest on February 20, 2017, 211,416 will vest on August 15, 2017 and 215,807 will vest on February 20, 2018.

(6)
Includes 211,000 Replacement TVRSUs granted to Mr. Stilley in connection with our Spin Off. The Replacement TVRSUs have the same vesting schedules as the Canceled Noble Units that they replace and vest as follows: 105,500 vested on February 13, 2016 and 105,500 will vest on February 13, 2017.

(7)	Includes 53,953 PVRSUs granted to Mr. Stilley that will vest, if at all, based upon the applicable performance measures over the 2015-2017 performance cycle.

(8)
Includes 272,143 TVRSUs granted to Mr. Manz of which, 66,930 vested on February 20, 2016, 66,930 will vest on February 20, 2017, 71,353 will vest on August 15, 2017 and 66,930 will vest on February 20, 2018.

(9)
Includes 52,048 Replacement TVRSUs granted to Mr. Manz in connection with our Spin Off. The Replacement TVRSUs have the same vesting schedules as the Canceled Noble Units that they replace and vest as follows: 26,024 will vest on April 25, 2016 and 26,024 will vest on April 25, 2017.

(10)	Includes 16,733 PVRSUs granted to Mr. Manz that will vest, if at all, based upon the applicable performance measures over the 2015-2017 performance cycle.

(11)
Includes 208,194 TVRSUs granted to Mr. Ahlstrom of which, 48,256 vested on February 20, 2016, 48,257 will vest on February 20, 2017, 63,424 will vest on August 15, 2017 and 48,257 will vest on February 20, 2018.

(12)
Includes 23,907 Replacement TVRSUs granted to Mr. Ahlstrom in connection with our Spin Off. The Replacement TVRSUs have the same vesting schedules as the Canceled Noble Units that they replace and vest as follows: 8,602 vested on January 29, 2016, 6,703 vested on February 1, 2016 and 8,602 will vest on January 29, 2017.

(13)	Includes 12,065 PVRSUs granted to Mr. Ahlstrom that will vest, if at all, based upon the applicable performance measures over the 2015-2017 performance cycle.

(14)
Includes 15,143 Replacement PVRSUs granted to Mr. Ahlstrom in connection with our Spin Off, composed of 10,395 Replacement PVRSUs that will vest, if at all, based upon the applicable performance measures over the 2014-2016 performance cycle and 4,748 Replacement PVRSUs for the 2014-2015 performance cycle that were fully forfeited subsequent to December 31, 2015.

(15)
Includes 309,088 TVRSUs granted to Mr. Pangarkar of which, 82,159 vested on January 15, 2016, 48,256 vested on February 20, 2016, 41,080 will vest on January 15, 2017, 48,256 will vest on February 20, 2017, 41,080 will vest on January 15, 2018, and 48,257 will vest on February 20, 2018.

(16)	Includes 12,064 PVRSUs granted to Mr. Pangarkar that will vest, if at all, based upon the applicable performance measures over the 2015-2017 performance cycle.

(17)
Includes 250,312 TVRSUs granted to Mr. Yester of which, 59,946 vested on February 20, 2016, 8,809 will vest on August 15, 2016, 59,947 will vest on February 20, 2017, 61,663 will vest on August 15, 2017 and 59,947 will vest on February 20, 2018.

(18)
Includes 19,126 Replacement TVRSUs granted to Mr. Yester in connection with our Spin Off. The Replacement TVRSUs have the same vesting schedules as the Canceled Noble Units that they replace and vest as follows: 6,881 vested on January 29, 2016, 5,363 vested on February 1, 2016 and 6,882 will vest on January 29, 2017.

(19)	Includes 14,988 PVRSUs granted to Mr. Yester that will vest, if at all, based upon the applicable performance measures over the 2015-2017 performance cycle.

(20)
Includes 12,114 Replacement PVRSUs granted to Mr. Yester in connection with our Spin Off, composed of 8,316 Replacement PVRSUs that will vest, if at all, based upon the applicable performance measures over the 2014-2016 performance cycles and 3,798 Replacement PVRSUs for the 2014-2015 performance cycle that were fully forfeited subsequent to December 31, 2015.

The following table sets forth certain information about the amounts received upon the exercise of options or the vesting of restricted shares during the year ended December 31, 2015 for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Randall D. Stilley	—	$—	105,499	$303,837
Steven A. Manz	—	$—	26,024	$43,981
Lee M. Ahlstrom	—	$—	19,476	$43,778
Anirudha Pangarkar	—	$—	—	$—
William C. Yester	—	$—	25,819	$44,112

(1)	Represents restricted share unit awards under the Employee Plan for each named executive officer.

(2)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on such date.

The following table sets forth for the named executive officers certain information as of December 31, 2015 and for the year then ended about the Paragon Offshore 401(k) Savings Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY1 ($)	Company Contributions In Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Randall D. Stilley	$42,400	$—	$(9,605)	$—	$202,447
Steven A. Manz	$—	$—	$(1,030)	$—	$32,438
Lee M. Ahlstrom	$—	$—	$(4,489)	$—	$160,213
Anirudha Pangarkar[3]	$—	$—	$—	$—	$—
William C. Yester	$76,000	$—	$(7,876)	$—	$1,838,962

(1)	The Executive Contributions reported in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The Company Contributions reported in this column are also included in the All Other Compensation column of the Summary Compensation table.

(3)	Not a participant in the Paragon Offshore 401(k) Savings Restoration Plan in 2015.

The Paragon Offshore Grandfathered 401(k) Savings Restoration Plan (which applies to compensation deferred by a participant that was vested prior to January 1, 2005) and the Paragon Offshore 401(k) Savings Restoration Plan (which applies to employer matching contributions and to compensation that was either deferred by a participant or became vested on or after January 1, 2005) are nonqualified, unfunded employee benefit plans under which certain highly compensated employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Paragon Offshore 401(k) Savings Restoration Plan and, subject to certain limitations specified in the plan, receive employer matching contributions in cash. The employer matching amount is determined in the same manner as are employer matching contributions under the Paragon Offshore 401(k) Savings Restoration Plan.
Compensation considered for deferral under these nonqualified plans consists of cash compensation payable by an employer, defined in the plan to include certain subsidiaries of the Company, to a participant in the plan for personal services rendered to such employer prior to reduction for any pre-tax contributions made by such employer and prior to reduction for any compensation reduction amounts elected by the participant for benefits, but excluding bonuses, allowances, commissions, deferred compensation payments and any other extraordinary compensation. For each plan year, participants in these plans are able to defer up to 19 percent of their basic compensation for the plan year, all or any portion of any bonus otherwise payable by an employer for the plan year, and for plan years commencing prior to January 1, 2009, the applicable 401(k) amount. With respect to the Paragon Offshore 401(k) Savings Restoration Plan, the applicable 401(k) amount is defined to mean, for a participant for a plan year, an amount equal to the participant’s basic compensation for such plan year, multiplied by the contribution percentage that is in effect for such participant under the Paragon Offshore 401(k) Savings Restoration Plan for the plan year, reduced by the lesser of: (i) the applicable dollar amount set forth in Section 402(g)(1)(B) of the Code for such year or (ii) the dollar amount of any Paragon Offshore 401(k) Savings Restoration Plan contribution limitation for such year imposed by the committee.
A participant’s benefit under these nonqualified plans normally will be distributed to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment or in approximately equal annual installments over a period of five years following such participant’s separation from service with the Company and its subsidiaries. Mr. Stilley, Mr. Manz, Mr. Yester and Mr. Ahlstrom are participants in the Paragon Offshore 401(k) Savings Restoration Plan. Mr. Yester is a participant in the Paragon Offshore Grandfathered 401(k) Savings Restoration Plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL
Change of Control Employment Agreements
The Company has entered into change of control employment agreements with each executive officer of the Company (each, a “Change in Control Agreement”). The Change in Control Agreements become effective only upon a change of control of the Company (within the meaning set forth below). If (i) a defined change of control occurs and (ii) the employment of the officer is terminated either by the Company or its subsidiaries (for reasons other than death, disability or cause) or by the officer (for good reason) within three years of such change in control, which requirements can be referred to as a “double trigger,” the officer will receive the following payments and benefits, as further described in the Change of Control Agreement:

•
a lump sum cash payment equal to the sum of: (i) the portion of the officer’s highest bonus paid in the last three (3) years before such change of control (the “Highest Bonus”) prorated for the current fiscal year, (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Section 4980B of the United States Internal Revenue Code of 1986 (the “Code”) during the 12-month period preceding the termination of the Officer’s employment, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the “Accrued Obligation”);

•
a lump sum cash payment equal to two (2) times (or in the case of Mr. Stilley, three (3) times) the sum of such officer’s annual base salary (based on the highest monthly salary paid in the 12 months prior to such change of control) and such Officer’s Highest Bonus (the “Severance Amount”);

•
welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the officer becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by the Company and its affiliates would be secondary to those provided by the new employer (the “Welfare Benefit”);

•
a lump sum amount equal to the excess of: (i) the actuarial equivalent of the benefit under the qualified and nonqualified defined benefit retirement plans of the Company and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three (3) years from the date of such change of control over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”);

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all benefits under the Company’s 2014 Employee Omnibus Incentive Plan and any other similar plan to the extent such vesting is permitted under the Code.
A “change of control” is defined in the Change of Control Agreement to mean:

•
the acquisition by any individual, entity or group of 25 percent or more of the Company’s outstanding shares, but excluding any acquisition directly from the Company or by the Company, or any acquisition by any corporation under a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined in the Change in Control Agreements) of the Company cease for any reason to constitute a majority of the board of directors;

•
consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a reorganization, merger, amalgamation or consolidation: (i) more than 50 percent of the then outstanding ordinary shares (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such transaction, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 25 percent or more of the outstanding shares, beneficially owns 25 percent or more of the then outstanding ordinary shares (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such transaction were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such transaction;

•
consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, for which following such sale or other disposition: (i) more than 50 percent of the then outstanding ordinary shares (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such sale or other disposition of assets, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 25 percent or more of the outstanding shares, beneficially owns 25 percent or more of the then outstanding ordinary shares (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
However, a “change of control” will not occur as a result of a transaction if: (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of the Company’s voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

Under the Change in Control Agreement, “cause” means: (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to the Company or its affiliates.
Payments pursuant to the Change in Control Agreement to “specified employees” under Code Section 409A may be delayed until six months after the termination of the officer’s employment.
The Change in Control Agreement also contains a confidentiality provision obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning the Company or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the Change in Control Agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Company party to the agreement or the officer) if evidenced by a writing signed by such party.
The Change in Control Agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the officer.
Assuming (i) a defined change of control occurs and (ii) the employment of the officer is terminated either by the Company or its subsidiaries (for reasons other than death, disability or cause) or by the officer (for good reason) within three years of such change in control, the following table sets forth the estimated amounts of payments and benefits under the agreement for each of the indicated named executive officers.

Payment or Benefit	Randall D. Stilley	Steven A. Manz	Lee M. Ahlstrom	Anirudha Pangarkar	William C. Yester
Accrued Obligations	$1,701,344	$887,368	$588,614	$329,095	$750,574
Severance Amount	$7,200,000	$2,483,299	$1,750,000	$1,217,500	$2,160,000
Welfare Benefit Continuation	$—	$—	$—	$—	$—
Supplemental Retirement Amount	$—	$—	$—	$—	$—
Outplacement Services[1]	$50,000	$50,000	$50,000	$50,000	$50,000
Accelerated Vesting of Restricted Stock Units2-6	$115,708	$35,201	$27,958	$32,161	$31,825

(1)	Represents an estimate of the costs to the Company of outplacement services for six months.

(2)
Represents the total number of restricted stock units, including TVRSUs, Replacement TVRSUs, PVRSUs and Replacement PVRSUs, held at December 31, 2015 (the last trading day of 2015) and the aggregate value thereof at December 31, 2015.

(3)
Includes the total number of TVRSUs held at December 31, 2015 (the last trading day of 2015), and the aggregate value of accelerated vesting thereof at December 31, 2015 (computed by multiplying $0.09, the closing market price of the shares at December 31, 2015, by the total number of TVRSUs held), were as follows: Mr. Stilley - 858,836 shares valued at $77,295; Mr. Manz - 272,143 shares valued at $24,493; Mr. Ahlstrom - 208,194 shares valued at $18,737; Mr. Pangarkar - 309,088 shares valued at $27,818; and Mr. Yester - 250,312 shares valued at $22,528.

(4)
Includes the total number of Replacement TVRSUs held at December 31, 2015 (the last trading day of 2015), and the aggregate value of accelerated vesting thereof at December 31, 2015 (computed by multiplying $0.09, the closing market price of the shares at December 31, 2015, by the total number of TVRSUs held), were as follows: Mr. Stilley - 211,000 shares valued at $18,990; Mr. Manz - 52,048 shares valued at $4,684; Mr. Ahlstrom - 23,907 shares valued at $2,152; and Mr. Yester - 19,126 shares valued at $1,721.

(5)
Includes the total number of PVRSUs held at December 31, 2015 (the last trading day of 2015), and the aggregate value of accelerated vesting thereof at December 31, 2015 (computed by multiplying $0.09, the closing market price of the shares at December 31, 2015, by the total number of PVRSUs held at the target performance award level), were as follows: Mr. Stilley - 215,810 shares valued at $19,423; Mr. Manz - 66,930 shares valued at $6,024; Mr. Ahlstrom - 48,260 shares valued at $4,343; Mr. Pangarkar - 48,257 shares valued at $4,343; and Mr. Yester - 59,950 shares valued at $5,396.

(6)
Includes the total number of Replacement PVRSUs held at December 31, 2015 (the last trading day of 2015), and the aggregate value of accelerated vesting thereof at December 31, 2015 (computed by multiplying $0.09, the closing market price of the shares at December 31, 2015, the total number of PVRSUs held at the target performance award level), were as follows: Mr. Ahlstrom - 30,286 shares valued at $2,726; and Mr. Yester - 24,228 shares valued at $2,181. These amounts include units that were fully forfeited subsequent to December 31, 2015 with respect to the 2014-2015 performance cycle. Replacement PVRSUs for the 2014-2015 performance cycle were fully forfeited subsequent to December 31, 2015.

The Change in Control Agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, and the timely payment when otherwise due of any compensation previously deferred by the officer. If the officer voluntarily terminates the officer’s employment within the three years after a change of control (other than during the 30-day period following the first anniversary of a change of control), excluding a termination for good reason, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, the payment of the Accrued Obligations, and the timely payment when otherwise due of any compensation previously deferred by the officer.
The 2014 Employee Omnibus Incentive Plan
The 2014 Employee Omnibus Incentive Plan (the “Employee Plan”) allows for the award of restricted stock units and incorporates the definition of change of control in the Change of Control Agreements to which our named executive officers are party which are described above under “Change of Control Agreements.” In 2015, we awarded time-vested and performance-vested restricted stock units under the Employee Plan to our named executive officers.
Restricted Stock Units
We granted TVRSUs, Replacement TVRSUs, PVRSUs and Replacement PVRSUs in 2014 and 2015, some of which continue to be subject to vesting restrictions.
Our TVRSU and TVRSU award agreements (the “Time Vested Award Agreement”) provide for the vesting of 100% of the awards upon the occurrence of a change of control of the Company. The Time Vested Award Agreements also provide for pro rata vesting upon the death, disability or retirement of the officer, based on months of service completed in the applicable time period. The Time Vested Award Agreements define a change of control as set out in the Employee Plan, provided the change of control also satisfies the requirements of Section 409A of the Code.

Our PVRSU and Replacement PVRSU award agreements (the “ PVRSU Award Agreements”) provide for the vesting of the target performance level of awards for each of the 2014-2015, 2014-2016 and 2015-2017 cycles upon the occurrence of a change of control of the Company. The PVRSU Award Agreements also provide for pro rata vesting upon the occurrence of the death, disability or retirement of the officer, based on months of service completed in the applicable performance period; however, such vesting is also subject to the actual performance achieved and may not result in an award. The PVRSU Award Agreements define a change of control as set out in the Employee Plan, provided the change of control also satisfies the requirements of Section 409A of the Code. Replacement PVRSUs for the 2014-2015 performance cycle were fully forfeited subsequent to December 31, 2015.
Assuming (i) a defined change of control occurs and (ii) the employment of the officer is terminated either by the Company or its subsidiaries (for reasons other than death, disability or cause) or by the officer (for good reason) within three years of such change in control, the following table sets forth certain information about restricted stock units subject to accelerated vesting for the indicated named executive officers.

Name	Number of TVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
Randal D. Stilley	858,836	$77,295
Steven A. Manz	272,143	$24,493
Lee M. Ahlstrom	208,194	$18,737
Anirudha Pangarkar	309,088	$27,818
William C. Yester	250,312	$22,528

Name	Number of Replacement TVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
Randal D. Stilley	211,000	$18,990
Steven A. Manz	52,048	$4,684
Lee M. Ahlstrom	23,907	$2,152
Anirudha Pangarkar	—	$—
William C. Yester	19,126	$1,721

Name	Number of PVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
Randal D. Stilley	215,810	$19,423
Steven A. Manz	66,930	$6,024
Lee M. Ahlstrom	48,260	$4,343
Anirudha Pangarkar	48,257	$4,343
William C. Yester	59,950	$5,396

Name	Number of Replacement PVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
Randal D. Stilley	—	$—
Steven A. Manz	—	$—
Lee M. Ahlstrom	30,286	$2,726
Anirudha Pangarkar	—	$—
William C. Yester	24,228	$2,181

DIRECTOR COMPENSATION
The compensation committee of our Board (the “Compensation Committee”) sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the Compensation Committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.
Annual Retainers and Other Fees and Expenses.
During 2015, we paid each of our non-employee directors an annual retainer of $50,000 and, in May 2015, granted 86,705 TVRSUs (with a grant date fair value of $150,000) that vest in full immediately prior to the Company’s next AGM. We pay our non-employee directors a meeting fee of $2,000 per meeting of the Board or applicable committee thereof attended by such non-employee director. The chairs of the audit committee, compensation committee and finance and risk management committee each receive an annual retainer of $15,000 and the chair of each other standing Board committee receives an annual retainer of $10,000. The non-executive chairman or lead director of the Board also receives an annual fee of $25,000. We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director. The amounts of cash compensation referenced above are annualized and are paid to each non-employee director in quarterly installments in arrears on the last business day prior to the end of the fiscal quarter.
Prior to April 30, 2015, our non-employee directors elected to receive TVRSU’s in lieu of all or a portion of such cash compensation under the 2014 Director Omnibus Plan (the “Director Plan”). If one of our non-employee director elected to receive TVRSU’s in lieu of cash, such non-employee director received a number of TVRSU’s equal to 125% of the amount of cash compensation due to such non-employee director for the applicable quarterly installment based upon the closing price of the Company’s ordinary shares on the last trading day of the applicable fiscal quarter. Each TVRSU granted in lieu of cash compensation vested in full immediately prior to the Company’s next AGM. The Board discontinued this option on April 30, 2015 due to the availability of shares under the director plan.
Due to the Company’s current share price and availability of shares, effective January 1, 2016, the Board has elected to discontinue the annual equity grant of TVRSUs (with a grant date fair value of $150,000) to non-employee directors and, instead, increase the annual cash retainer from $50,000 to $125,000.
The following table shows the compensation of our non-employee directors for the year ended December 31, 2015.

DIRECTOR COMPENSATION FOR 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2,3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony R. Chase	$108,000	$150,000	$—	$—	$—	$—	$258,000
Thomas L. Kelly II	$105,500	$198,125	$—	$—	$—	$—	$303,625
John P. Reddy	$102,167	$183,125	$—	$—	$—	$—	$285,292
Julie J. Robertson	$41,000	$173,125	$—	$—	$—	$—	$214,125
Dean E. Taylor	$85,000	$193,750	$—	$—	$—	$—	$278,750
William L. Transier	$102,750	$191,250	$—	$—	$—	$—	$294,000
David W. Wehlmann	$84,750	$187,813	$—	$—	$—	$—	$272,563
J. Robinson West	$86,250	$181,875	$—	$—	$—	$—	$268,125

(1)	Includes the portion of the compensation paid to our directors in TVRSUs under the Director Plan, including any premium for receiving restricted stock units in lieu of cash, if applicable.

(2)	The value is based on the grant date fair value of the shares multiplied by the aggregate number of shares that were granted on that date.

(3)
At December 31, 2015, the market value (computed by multiplying the closing market price of the shares at December 31, 2015 ($0.09 per share) by the number of restricted stock units that have not vested) of the TVRSUs granted to each director was as follows: Mr. Chase - $13,500; Mr. Kelly - $14,366; Mr. Reddy - $14,096; Ms. Robertson - $13,916; Mr. Taylor - $14,276; Mr. Transier - $14,243; Mr. Wehlmann - $14,181; and Mr. West - $14,074.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth as of December 31, 2015 information regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	5,228,145
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,228,145
A description of the material features of the Employee Plan and the Director Plan are set forth on pages 16 and 34, respectively, of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of the shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10% of the shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the year ended December 31, 2015, our directors, officers and beneficial owners of more than 10% of the shares complied with all applicable Section 16(a) filing requirements, except for Mr. Taylor who did not timely file one Form 4 due to a technical error.

REPORT OF THE AUDIT COMMITTEE
To the Shareholders of
Paragon Offshore plc:
The board of directors (the “Board”) of Paragon Offshore plc (the “Company”) maintains an audit committee of the Board (the “Audit Committee”) composed of three non-management directors. The Board has determined that the Audit Committee’s current membership satisfies the rules of the U.S. Securities and Exchange Commission (“SEC”) that govern audit committees, including the requirements for audit committee member independence set out in Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended.
The Audit Committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:

•	integrity of the Company’s financial statements,

•	compliance by the Company with standards of business ethics and legal and regulatory requirements,

•	qualifications and independence of the Company’s independent auditors and

•	performance of the Company’s independent auditors and internal auditors.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.
The Audit Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board AS 16. In addition, the Audit Committee has discussed with the Company’s independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures below and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regulating the independent auditor’s communications with the Audit Committee concerning independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held 11 meetings during 2015 and met again on March 2, 2016.
Summary
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2015 Annual Report for filing with the SEC. The Audit Committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

AUDIT COMMITTEE
March 2, 2016	David W. Wehlmann, Chair
Thomas L. Kelly II
John P. Reddy

AUDITORS
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during the year ended December 31, 2015 (in thousands):

Fee	2015
Audit Fees[1]	$3,940
Audit-Related Fees	$—
Other Non-Audit Services[2]	$280
Tax Compliance Fees	$187
Tax Consulting Fees	$280
Total	$4,690

(1)
Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2015 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those quarters.

(2)	Represents fees for consulting services rendered for the assessment of the Company’s SAP security and global risk and compliance controls.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy framework for audit and non-audit services, which established that the Audit Committee may adopt a pre-approval policy framework each year under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On March 2, 2016, the Audit Committee readopted such policy framework for 2016. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the Audit Committee. Requests or applications to provide services that do require further, separate approval by the Audit Committee are required to be submitted to the Audit Committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

RESOLUTIONS 9, 10 & 11

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP (US) AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (UK) AS UK STATUTORY AUDITOR AND
AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE UK STATUTORY AUDITOR’S COMPENSATION
The Audit Committee has voted unanimously to appoint the U.S. firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016, and to re-appoint the U.K. firm of PricewaterhouseCoopers LLP as U.K. statutory auditors to the Company under the UK Companies Act 2006 (the “UK Companies Act”) (to hold office from the conclusion of the 2016 AGM until the conclusion of the next AGM at which accounts are laid before the Company). You are being asked to ratify that appointment as independent registered public accounting firm and to approve their re-appointment as U.K. statutory auditors. You are also being asked to authorize the Audit Committee to determine the compensation of PricewaterhouseCoopers LLP as U.K. statutory auditors of the Company. PricewaterhouseCoopers LLP has audited our financial statements since the Spin-Off.
Representatives of the U.S. firm of PricewaterhouseCoopers LLP and the U.K. firm of PricewaterhouseCoopers LLP are expected to be present at the 2016 AGM to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.
Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the 2016 AGM in person or by proxy.
Recommendation
Our Board unanimously recommends that you vote FOR:

(a)	the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the Company’s independent registered public accounting firm for fiscal year 2016;

(b)
the re-appointment of PricewaterhouseCoopers LLP (UK) as the Company’s U.K. statutory auditor (to hold office from the conclusion of the 2016 AGM until the conclusion of the next AGM at which accounts are laid before the Company); and

(c)	the authorization of the Audit Committee to determine the U.K. statutory auditors’ compensation.

RESOLUTION 12

APPROVAL BY ADVISORY VOTE OF THE COMPANY’S EXECUTIVE COMPENSATION
Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of the SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this resolution, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 13 of this proxy statement and the compensation tables beginning on page 25 of this proxy statement. This advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s shareholders.
As an advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee will review voting results on this resolution and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.
Approval of the resolution, on an advisory basis, requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the 2016 AGM in person or by proxy.
Recommendation
Our Board unanimously recommends that you approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following ordinary resolution:
RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2016 AGM pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

OTHER MATTERS
Shareholder Proposals
Any proposal by a shareholder intended to be presented at the 2017 AGM must be received by the Company at our registered office at 20-22 Bedford Row, London WC1R 4JS United Kingdom, Attention: Corporate Secretary, no later than January 19, 2017, for inclusion in our proxy materials relating to that meeting.
In order for a shareholder to bring business before an annual general meeting of shareholders, a written request must be sent to our corporate secretary not less than 60 nor more than 120 days in advance of the annual general meeting, or, in the case of nominations for the election of directors, not less than 90 days in advance of an annual general meeting. Requests regarding agenda items (other than nominations for the election of directors) must include the name and address of the shareholder, a clear and concise statement of the proposed agenda item, and evidence of the required shareholdings recorded in the share register. Requests for nominations for the election of directors must include the name and address of the shareholder, the name and address of the director nominee, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the director nominee and accompanied by evidence of the shareholding required to make such request, a description of all arrangements or understandings between the shareholder and the director nominee and any other persons (giving their names) pursuant to which the nominations are to be made, other information about the director nominee required to be disclosed in a proxy statement by SEC rules, and the consent of the director nominee. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
Solicitation of Proxies
The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained MacKenzie Partners, Inc.to aid in the solicitation of proxies for a fee of $10,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.
In some cases, only one copy of the proxy materials are being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the proxy materials. To request separate or single delivery of these materials now or in the future, shareholders may submit a request by telephone at 1 (800) 332-2885 or in writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.
Additional Information about the Company
You can learn more about the Company and our operations by visiting our website at www.paragonoffshore.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the Board;

•	our code of business conduct and ethics (and any amendment thereto or waiver of compliance therewith);

•	our Articles of Association;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our board of directors and shareholder relations.
Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2015 Annual Report, which is being made available with this proxy statement.

PARAGON OFFSHORE plc

April 8, 2016	J. Robinson West
Chairman

IMPORTANT NOTE: Please sign, date and return this proxy card and the power of attorney or other written authority (if any) under which it is signed in the enclosed postage pre-paid envelope to the following address, arriving no later than the close of business, U.S. Eastern time, on May 18, 2016:
Paragon Offshore plc

c/o MacKenzie Partners, Inc.
Corporate Election Services
P.O. Box 3230
Pittsburgh, PA 15230-9404

PARAGON OFFSHORE PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 3:00 P.M. (London Time) ON May 19, 2016
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder hereby revokes all previous proxies and appoints Randall D. Stilley or, in his absence Todd D. Strickler as its proxy to attend, speak and vote on their behalf at the annual general meeting of the Company to be held at 3:00 p.m. (London time) on May 19, 2016 at Claridge's Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom (or at any adjournment thereof).
If you appoint a proxy to represent you at the annual general meeting of the Company on May 19, 2016, please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this proxy card. If you do not provide specific voting instructions, your voting rights will be exercised by your proxy in the manner recommended by the board of directors of the Company (“FOR” Resolutions 1 through 12). On any other matters which are properly presented to the annual general meeting (including any motion to adjourn the annual general meeting) the proxy will vote your shares in accordance with the respective recommendation of the board of directors of the Company.
The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid annual general meeting.

Shareholder sign here    Date
In the case of joint shareholders, only one joint holder need sign and the vote of the first-named in the register of members of the Company will be accepted to the exclusion of that of other joint holders. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. In the case of a corporate shareholder, this proxy card should be signed by an officer, attorney or duly authorised signatory. In the case of a partnership, please sign this proxy card in partnership name by authorized person. The board of directors of the Company reserves the right to request proof of authenticity of any power of attorney or other authorizing document.
Vote on Resolutions    This Proxy Card is valid only when signed and dated

1.	Election of Director.
That Anthony R. Chase be re-elected as a director of the Company for a one-year term that will expire at the Company’s annual general meeting (the “AGM”) in 2017        FOR        AGAINST        ABSTAIN

2.	Election of Director.

That Thomas L. Kelly II be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017	FOR AGAINST ABSTAIN

3.	Election of Director.

That John P. Reddy be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017.	FOR AGAINST ABSTAIN

4.	Election of Director.

That Randall D. Stilley be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017	FOR AGAINST ABSTAIN

5.	Election of Director.

That Dean E. Taylor be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017.	FOR AGAINST ABSTAIN

6.	Election of Director.

That William L. Transier be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017	FOR AGAINST ABSTAIN

7.	Election of Director.

That David W. Wehlmann be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017	FOR AGAINST ABSTAIN

8.	Election of Director.

That J. Robinson West be re-elected as a director of the Company for a one-year term that will expire at the Company’s AGM in 2017	FOR AGAINST ABSTAIN

9.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2016.
That the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm of the Company for fiscal year 2016 be ratified.        FOR        AGAINST        ABSTAIN

10.	Re-appointment of PricewaterhouseCoopers LLP as Statutory Auditor.
That PricewaterhouseCoopers LLP be re-appointed as UK statutory auditors to the Company (to hold office from the conclusion of the AGM in 2016 until the conclusion of the next AGM at which accounts are laid before the Company).        FOR        AGAINST        ABSTAIN

11.	Authorization of Audit Committee to Determine Statutory Auditors’ Compensation.
That the audit committee of the Company’s board of directors be authorized to determine the Company’s UK statutory auditors’ compensation.        FOR        AGAINST        ABSTAIN

12.	An Advisory Vote on the Company’s Executive Compensation.
That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the AGM in 2016 pursuant to the executive compensation disclosure rules promulgated by the U.S. Securities and Exchange Commission, is hereby approved on a non-binding advisory basis.        FOR        AGAINST        ABSTAIN
Please note that an “abstain” is not a vote in law and will not be counted in the calculation of the votes cast for and against the resolution.